UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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SYNNEX Corporation

(Name of Registrant as Specified In Its Charter)

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SYNNEX CORPORATION

44201 Nobel Drive

Fremont, California 94538

(510) 656-3333

February 28, 2014

Dear Stockholder:

You are cordially invited to attend our 2014 Annual Meeting of Stockholders. The Annual Meeting of Stockholders will be held at 10:00 a.m., Pacific Time, on March 25, 2014, at our offices at 44201 Nobel Drive, Fremont, California 94538.

The formal notice of the Annual Meeting of Stockholders and the Proxy Statement have been made a part of this invitation.

Whether or not you attend the Annual Meeting of Stockholders, it is important that your shares be represented and voted at the Annual Meeting of Stockholders. After reading the Proxy Statement, please promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card in the enclosed postage-prepaid envelope. Your shares cannot be voted unless you submit your proxy or attend the Annual Meeting of Stockholders in person.

The Board of Directors and management look forward to seeing you at the Annual Meeting of Stockholders.

Sincerely,

/s/ Simon Y. Leung
Simon Y. Leung Senior Vice President, General Counsel and Corporate Secretary

SYNNEX Corporation

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held March 25, 2014

To our Stockholders:

SYNNEX Corporation will hold its Annual Meeting of Stockholders at 10:00 a.m., Pacific Time, on March 25, 2014, at our offices at 44201 Nobel Drive, Fremont, California 94538.

We are holding this Annual Meeting of Stockholders:

•	to elect ten directors to serve until the 2015 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•	to hold an advisory vote on Executive Compensation;

•	to approve the 2014 Employee Stock Purchase Plan;

•	to ratify the appointment of KPMG LLP as our independent registered public accountants; and

•	to transact such other business as may properly come before the Annual Meeting of Stockholders and any adjournments or postponements of the Annual Meeting of Stockholders.

Only stockholders of record at the close of business on February 10, 2014 are entitled to notice of, and to vote at this Annual Meeting of Stockholders and any adjournments or postponements of the Annual Meeting of Stockholders. For ten days prior to the Annual Meeting of Stockholders, a complete list of stockholders entitled to vote at the Annual Meeting of Stockholders will be available at the Corporate Secretary’s office at 44201 Nobel Drive, Fremont, California 94538.

It is important that your shares are represented at this Annual Meeting of Stockholders. Even if you plan to attend the Annual Meeting, we hope that you will promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card in the enclosed envelope. This will not limit your rights to attend or vote at the Annual Meeting of Stockholders.

By Order of the Board of Directors,

/s/ Simon Y. Leung
Simon Y. Leung Senior Vice President, General Counsel and Corporate Secretary

Fremont, California

February 28, 2014

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on March 25, 2014.

Our Proxy Statement for our 2014 Annual Meeting of Stockholders, along with the proxy card, our Annual Report on Form 10-K for the fiscal year ended November 30, 2013 and Letter to Stockholders dated February 28, 2014, are available at www.viewproxy.com/synnex/2014.

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders

• Date and Time	March 25, 2014 at 10:00 a.m. Pacific Time

• Place	44201 Nobel Drive, Fremont, California

• Record Date and Voting

February 10, 2014

Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Meeting Agenda and Voting Matters

(1) Election of Directors. Each director nominee is elected annually by a plurality vote. We are asking stockholders to vote FOR each director nominee.

Name and Principal Occupation	Age	Director Since	Experience/ Qualifications	Independent	Committee Memberships
Dwight Steffensen Former Chairman & CEO, Merisel, Inc.	70	2002	Leadership, Industry, Finance, Business	X	Executive
Kevin Murai President and CEO, SYNNEX Corporation	50	2008	Leadership, Industry, Technology, Business,		Executive (Chair)
Fred Breidenbach Principal, FA Breidenbach & Associates and Former President and Chief Operating Officer of Gulfstream Aerospace Corporation	67	2003	Leadership, Asia Pacific, Technology, Business	X	Compensation (Chair) Executive Nominating
Hau Lee Professor of Operations, Information & Technology, Stanford University Graduate School of Business	61	2012	Leadership, Supply Chain, Technology, Business	X	Audit
Matthew Miau Chairman, MiTAC Holdings Corporation, Synnex Technology International Corp., UPC Technology Corp. & Lien Hwa Industrial Corp.	67	1992	Leadership, Distribution, Contract Manufacturing, Asia Pacific, Finance, Technology, Business
Dennis Polk Chief Operating Officer, SYNNEX Corporation	47	2012	Leadership, Operations, Finance, Business, Distribution, Services
Gregory Quesnel Former President and CEO, CNF Inc.	65	2005	Leadership, Transportation, Logistics, Finance, Business	X	Audit (Chair) Executive
Thomas Wurster Senior Partner & Managing Director, The Boston Consulting Group	61	2012	Leadership, Strategy, Organization, Operations, Distribution	X	Compensation Nominating
Duane Zitzner Consultant and Former Executive Vice President, Personal Systems Group, Hewlett-Packard Company	66	2007	Leadership, Industry, Technology, Business	X	Compensation Executive Nominating (Chair)
Andrea Zulberti Former Managing Director, Barclays Global Investors (now Blackrock, Inc.)	62	2010	Leadership, Finance, Business	X	Audit

(2) Advisory Vote on Executive Compensation. We are asking stockholders to approve on an advisory basis our named executive officer compensation. The Board recommends a FOR vote because it believes that our compensation policies and practices are effective in achieving our company’s goals of recognizing sustained financial and operating performance and leadership excellence, and aligning our executives’ long-term interests with those of our stockholders.

(3) Approval of the 2014 Employee Stock Purchase Plan. We are asking stockholders to vote FOR approval of the material terms of the plan to replace the Amended and Restated 2003 Employee Stock Purchase Plan.

(4) Ratification of Auditors. As a matter of good corporate governance, we are asking our stockholders to vote FOR the ratification of the selection of KPMG LLP as our independent auditors for 2014.

2013 Executive Compensation Elements

Type	Form	Terms

Equity	• Stock Options	Options generally vest 20% on the first anniversary of the grant date and 1/60th per month thereafter.

	• Restricted Stock Awards	RSAs generally vest 20% per year while employed.

	• Restricted Stock Units	Long Term Incentive RSUs generally cliff vest after three years, contingent upon achievement of three-year Company performance measures and continuous employment during the three-year period.

Cash	• Salary	Generally eligible for annual increases.

	• Profit Sharing Bonus	Based on achievement of Company fiscal year performance goals and individual performance.

	• LTI Transition Bonus	Awarded to all executives for fiscal 2012 and fiscal 2013, and to newly appointed executives for the first two years after they start participating in the Company’s executive compensation program, as part of the implementation of the Long Term Incentive RSUs program in December 2011. Eligibility is based on the same criteria as Profit Sharing Bonuses.

Other	• Benefits	Medical, Dental and Vision Insurance, Life Insurance, 401(k) contributions.

2013 Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Kevin Murai
President, Chief Executive	2013	600,000	—	772,700	735,674	1,967,568	—	4,075,942
Officer, and Director	2012	600,000	—	560,125	740,696	1,784,400	—	3,685,221
	2011	557,692	—	434,353	663,940	2,146,458	—	3,802,443
Peter Larocque
President, North America Distribution	2013	435,000	—	719,591	264,178	1,141,189	1,200	2,561,158
	2012	429,500	—	561,210	229,743	1,034,952	3,475	2,258,880
	2011	384,346	—	508,191	227,745	1,471,464	850	2,592,596

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Dennis Polk
Chief Operating Officer	2013	435,000	—	719,590	230,842	1,241,189	1,200	2,627,821
and Director	2012	429,500	—	561,210	224,187	1,034,952	1,200	2,251,049
	2011	380,115	—	508,192	227,745	1,226,220	850	2,343,122
Marshall Witt(1)
Chief Financial Officer	2013	246,154	300,000	94,993	—	351,436	112,275	1,104,858
Simon Leung
Senior Vice President,	2013	245,023	—	185,708	—	358,252	1,200	790,183
General Counsel and	2012	239,936	—	116,152	—	291,479	1,200	648,767
Corporate Secretary	2011	228,769	—	83,906	—	318,588	850	632,113
Thomas Alsborg(2)
Former Chief Financial Officer	2013 2012	220,869 338,192	605,769 —	70,281 126,806	125,396 189,649	— 446,100	1,200 1,200	1,023,515 1,101,947
	2011	276,154	—	147,099	187,133	674,994	850	1,286,230

(1)	Mr. Witt joined us in April 2013. We paid Mr. Witt a hiring bonus of $300,000 and relocation expenses of $111,075.
(2)	Mr. Alsborg resigned as our Chief Financial Officer in May 2013. He received a retention bonus of $375,000 and a discretionary bonus of $230,769.

SYNNEX CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of SYNNEX Corporation, a Delaware corporation, of proxies to be used at our 2014 Annual Meeting of Stockholders and any adjournments or postponements thereof (referred to herein as the Annual Meeting). Our Annual Meeting will be held at our offices at 44201 Nobel Drive, Fremont, California, at 10:00 a.m., Pacific Time, on March 25, 2014. This Proxy Statement and the accompanying form of proxy card are being mailed to stockholders on or about February 28, 2014.

Appointment of Proxy Holders

The Board asks you to appoint Kevin Murai, Dennis Polk and Simon Leung as your proxy holders to vote your shares at the Annual Meeting. You make this appointment by voting the enclosed proxy card using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by the Board.

Unless you otherwise indicate on the proxy card, you also authorize your proxy holders to vote your shares on any matters not known by the Board at the time this Proxy Statement was printed and which, under our Bylaws, may be properly presented for action at the Annual Meeting.

Who Can Vote

Only stockholders who owned shares of our common stock at the close of business on February 10, 2014, the record date for the Annual Meeting, can vote at the Annual Meeting. As of the close of business on the record date, we had 39,097,430 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of the record date. There is no cumulative voting in the election of directors.

How You Can Vote

You may vote your shares at the Annual Meeting either in person, by mail or, if permitted by your bank or broker, by telephone or via the Internet as described below. Stockholders holding shares through a bank or broker should follow the voting instructions on the form of proxy card received from such bank or broker. The Board recommends that you vote by proxy, as it is not practical for most stockholders to attend the Annual Meeting. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person.

Voting by Mail. You may vote by proxy by dating, signing and returning your proxy card in the enclosed postage-prepaid return envelope.

Voting by Telephone and Internet. Depending upon your bank or broker, you may vote by telephone and Internet. Your bank or broker will provide further instructions if this method of voting is available.

Voting at the Annual Meeting of Stockholders. You may vote in person at the Annual Meeting. If you hold shares through a bank or broker, you must obtain a proxy, executed in your favor, from the bank or broker to be able to vote at the Annual Meeting. Voting by mail, telephone or Internet will not limit your right to vote at the Annual Meeting, if you decide to attend in person.

If you submit your proxy, but do not mark your voting preference, the proxy holders will vote your shares FOR the election of the nominees for director, FOR the approval of our executive compensation, FOR the approval of the 2014 Employee Stock Purchase Plan, and FOR the ratification of the appointment of independent registered public accountants.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Corporate Secretary prior to the Annual Meeting; or

•	by submitting another properly executed proxy of a later date prior to the Annual Meeting.

Required Vote

Directors are elected by a plurality vote, which means that the ten nominees receiving the most affirmative votes will be elected. However, the Board has adopted a majority vote standard for director elections. As a result, if a director receives less than a majority of the votes cast for such director, the Board will review the totality of circumstances to evaluate the situation and is authorized to remedy the situation as it deems appropriate, including requesting that the affected director resign from the Board. All other matters submitted for stockholder approval require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

A quorum, which is a majority of the outstanding shares as of the record date, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter.

Abstentions on any matters are treated as shares present or represented and entitled to vote on that matter and have the same effect as a vote against such matter.

Brokers who hold shares of our common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner. If a broker indicates on the enclosed proxy card or its substitute that such broker does not have discretionary authority to vote on a particular matter (broker non-votes), those shares will be considered as present for purposes of determining the presence of a quorum but will not be treated as shares entitled to vote on that matter. Note that, if you are a beneficial owner and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on the election of directors, nor will the broker be authorized to vote on the proposals other than the ratification of the appointment of KPMG as the auditor for 2014. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.

Solicitation of Proxies

We are paying the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone or facsimile. No additional compensation will be paid to these persons for solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Important

Please promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the postage-prepaid return envelope so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees

Our Bylaws currently provide that the number of directors which shall constitute the whole Board shall be fixed from time to time by the Board or our stockholders. We currently have authorized ten directors. At the Annual Meeting, ten persons will be elected as members of the Board, each for a one-year term or until their successors are elected and qualified. The Nominating and Corporate Governance Committee of the Board of Directors has nominated, and the Board has designated, the ten persons set forth below for election at the Annual Meeting. All of the nominees were elected at the SYNNEX 2013 Annual Meeting of Stockholders held on March 19, 2013. The proxies given to the proxy holders will be voted as directed and, if no direction is given, will be voted FOR the ten nominees. The Board knows of no reason why any of these nominees should be unable or unwilling to serve. However, if for any reason any nominee should be unable or unwilling to serve, the proxies will be voted for any nominee designated by the Board to fill the vacancy.

General

Pursuant to the New York Stock Exchange (NYSE) listing standards, a majority of the members serving on the Board must be independent directors. The Board has determined that Messrs. Breidenbach, Lee, Quesnel, Steffensen, Wurster and Zitzner and Ms. Zulberti have no material relationship with us and that each of these directors is an independent director. Certain additional information with respect to each nominee appears on the following pages, including their age (as of February 28, 2014), position (if any) with SYNNEX, business experience during at least the past five years and directorships of other publicly-owned corporations.

Business Experience of Nominees

Dwight Steffensen, 70, has served as a member of the Board since February 2002 and as Chairman of the Board since June 2010. He also served as Lead Director from March 2006 to June 2010. Mr. Steffensen served as the Chairman and Chief Executive Officer of Merisel, Inc. from February 1996 until August 2000. Prior to joining Merisel, Mr. Steffensen served as President and Chief Operating Officer at Bergen Brunswig Corporation, a healthcare company. Prior to the merger of Bergen Brunswig Corporation and Synergex Corporation, he served as President and Chief Executive Officer of Synergex. Mr. Steffensen is a member of the Board of Directors of OmniVision Technologies, Inc. Mr. Steffensen received a Bachelor of Arts degree in Economics from Stanford University and is a certified public accountant (inactive). As a former executive officer and member of the Board of Directors of Merisel, Inc., one of our former competitors, and having been an Audit Committee financial expert during the time he served on our Audit Committee, we believe that Mr. Steffensen contributes his leadership skills, industry knowledge, finance background, and business experience to the Board. In addition, we believe that Mr. Steffensen’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

Kevin Murai, 50, our President and Chief Executive Officer and a Director, joined us in March 2008. He served as Co-Chief Executive Officer until December 2008. Prior to SYNNEX, Mr. Murai was employed for 19 years at Ingram Micro Inc., during which he served in several executive management positions, including most recently as President, Chief Operating Officer and a member of the Board of Directors. Currently, he serves on the Board of Directors for StanCorp Financial Group, Inc., the Global Technology Distribution Council, and also serves on the Dean’s Advisory Council of the University of Waterloo. He holds a Bachelor of Applied Science degree in Electrical Engineering from the University of Waterloo in Ontario, Canada. As a former executive officer and member of the Board of Directors of Ingram Micro, one of our competitors, we believe that Mr. Murai contributes his leadership skills, industry knowledge, technology background, and business experience to the Board. We believe it is also important that the Chief Executive Officer serve on the Board. In addition, we believe that Mr. Murai’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

Fred Breidenbach, 67, has served as a member of the Board since February 2003. Mr. Breidenbach has had his own consulting firm of FA Breidenbach & Associates, LLC since November 1997. Prior to that, he served as the President and Chief Operating Officer of Gulfstream Aerospace Corporation, an aviation company, from 1993 to 1997. Prior to joining Gulfstream, Mr. Breidenbach spent 25 years in various positions at General Electric Company, including five years as an officer of the General Electric Company and two years as President, GE Aerospace Asia Pacific, responsible for business development and Asian operations. Mr. Breidenbach received a Bachelor of Science degree in Industrial Engineering from Pennsylvania State University and a Master of Business Administration from Xavier University. As a former executive officer of Gulfstream Aerospace Corporation and General Electric Company, we believe that Mr. Breidenbach contributes his leadership skills, GE related corporate discipline, Asia Pacific knowledge, technology background, and business experience to the Board. In addition, we believe that Mr. Breidenbach’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

Hau Lee, 61, has served as a member of the Board since February 2012. Dr. Lee is the Thoma Professor of Operations, Information and Technology at the Graduate School of Business at Stanford University. He is the founding and current Director of the Stanford Global Supply Chain Management Forum, an industry-academic consortium to advance the theory and practice of global supply chain management and is also the Director of the Stanford Institute for Innovations in Developing Economies, an institute created to use entrepreneurship and innovations to alleviate poverty. Dr. Lee was elected to the National Academy of Engineering of the U.S.; Fellow of Manufacturing and Service Operations Management; Production and Operations Management Society; and INFORMS. He is a co-founder of DemandTec, Inc. Dr. Lee has served on the Board of Directors of Pericom Semiconductor since 2000 where he is Chairman of the Compensation and Nominating Committees and is a member of the Audit Committee. Dr. Lee received his Bachelor of Social Science degree in Economics and Statistics from the University of Hong Kong, his Master of Science degree in Operational Research from the London School of Economics, and his Master of Science and Doctor of Philosophy degrees in Operations Research from the Wharton School of the University of Pennsylvania. As a professor in supply chain management, we believe that Dr. Lee contributes his leadership skills, supply chain and technology background, and business experience to the Board. In addition, we believe that Dr. Lee’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

Matthew Miau, 67, has served as the chairman of our Board of Directors since 1992 and as a non-executive employee since 2001. In connection with Mr. Huang’s retirement and election as Chairman of the Board, Mr. Miau assumed the position of Chairman Emeritus of the Board in December 2008. Mr. Miau is the Chairman of the Board of Directors of MiTAC Holdings Corporation, MiTAC Incorporated, Synnex Technology International Corp., UPC Technology Corp. and Lien Hwa Industrial Corp. He is also a member of the Board of Directors of the Institute for Information Industry in Taiwan and the Supervisory Board of Linde AG in Germany. Mr. Miau received a Bachelor of Science degree in Electrical Engineering/Computer Science from the University of California, Berkeley and a Master of Business Administration degree from Santa Clara University. As the Chairman of the Board of MiTAC Holdings Corporation, we believe that Mr. Miau contributes his leadership skills, distribution, contract manufacturing and Asia Pacific knowledge, finance and technology background, and business experience to the Board. In addition, we believe that Mr. Miau’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

Dennis Polk, 47, has served as a member of the Board since February 2012. Mr. Polk joined SYNNEX in 2002 as Senior Vice President of Corporate Finance and in the same year became Chief Financial Officer. In 2006, he was promoted to Chief Operating Officer. Mr. Polk serves on the Board of Directors of Terreno Realty Corporation. At Terreno, Mr. Polk serves on the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Before joining SYNNEX, Mr. Polk held executive positions at DoveBid Inc., a capital asset disposition services firm and Savoir Technology Group, Inc., a computer systems distributor and contract manufacturer. Mr. Polk started his career at Grant Thornton LLP, where he exited as an Audit Manager. A graduate of Santa Clara University, Mr. Polk received his Bachelor’s Degree in Accounting and is a Certified Public Accountant. As a current executive officer of SYNNEX and prior distribution and contract manufacturer executive, we believe that Mr. Polk contributes his leadership skills, distribution and operations knowledge, finance background, and business experience to the Board. In addition, we believe that Mr. Polk’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

Gregory Quesnel, 65, has served as a member of the Board since September 2005. Mr. Quesnel served as President and Chief Executive Officer and a member of the Board of Directors of CNF Inc. from 1998 until his retirement in July 2004. Prior to that, he served as Executive Vice President and Chief Financial Officer of CNF Inc. He joined CNF Inc. in 1975 following several years of professional experience with major corporations in the petroleum and wood products industries. Mr. Quesnel serves on the Boards of Directors of Potlatch Corporation and Ross Stores, Inc. At Potlatch Mr. Quesnel serves as the Chairman of the Finance Committee and also a member of the Audit Committee, Executive Compensation and Personnel Policies Committee, and the Nominating and Corporate Governance Committee. Mr. Quesnel serves as the Chairman of the Audit Committee for Ross Stores and also serves on its Nominating and Corporate Governance Committee. Mr. Quesnel received a Bachelor of Science degree in Finance from the University of Oregon and holds a Master of Business Administration from the University of Portland. As a former executive officer and member of the Board of Directors of CNF Inc. and an Audit Committee financial expert, we believe that Mr. Quesnel contributes his leadership skills, transportation and logistics knowledge, finance background, and business experience to the Board. In addition, we believe that Mr. Quesnel’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

Thomas Wurster, 61, has served as a member of the Board since February 2012. Mr. Wurster is a Senior Partner and Managing Director with The Boston Consulting Group (BCG), a leading global management consulting firm, where he most recently led the West Coast. In the past, he has served as a member of BCG’s Senior Officer Selection Committee, Officer Development Committee, and Americas Management Team. In addition, he has led both the Los Angeles and San Francisco offices of BCG. Mr. Wurster joined BCG in 1978 and was elected Vice President and Director in 1985. Mr. Wurster is also a Visiting Adjunct Professor of Strategy at the UCLA Anderson School of Management. He has also taught at the Yale School of Management as an Adjunct Professor of Strategy and Organization. He has more than thirty five years of experience consulting to leading companies with a specialization in technology and media. Mr. Wurster is co-author of the book Blown to Bits (The Harvard Business School Press, 2000) on how digital technologies change business strategy. Mr. Wurster received a Bachelor of Arts degree in Economics and Mathematics from Cornell University with distinction and was elected to Phi Beta Kappa. He received his Master of Business Administration degree with honors from the University of Chicago and received his Doctor of Philosophy degree in economics from Yale University. We believe that Mr. Wurster contributes his leadership skills and corporate and business unit strategy development, organization design, merger integration planning and implementation, marketing and sales, operations, and IT distribution background and experience to the Board. In addition, we believe that Mr. Wurster’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

Duane Zitzner, 66, has served as a member of the Board since May 2007. Mr. Zitzner has had his own consulting firm since January 2005. Prior to that, he served as the Executive Vice President of the Personal Systems Group at Hewlett-Packard Company from 2002 until his retirement in December 2004. Prior to his appointment as Executive Vice President at Hewlett-Packard Company, Mr. Zitzner spent several years in various executive positions at Hewlett-Packard Company, including three years as President of Computing Systems and three years as Vice President and General Manager of the Personal Systems Group. Mr. Zitzner received a Bachelor of Science degree in Mathematics from the University of Wisconsin – Madison and did advanced studies in Computer Science at the University of Minnesota – Twin Cities. As a former executive officer of Hewlett-Packard Company, we believe that Mr. Zitzner contributes his leadership skills, industry knowledge, technology background, and business experience to the Board. In addition, we believe that Mr. Zitzner’s membership on the Board of helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

Andrea Zulberti, 62, has served as a member of the Board since September 2010. Ms. Zulberti is retired from Barclays Global Investors (now Blackrock, Inc.), one of the world’s largest investment management and advisory companies, after a 14-year career in various executive positions, including Managing Director, Chief

Financial Officer, Head of Global Risk Management and Head of Global Operations. From April 2005 to June 2011, Ms. Zulberti served on the Board of Trustees of ProLogis, a NYSE-traded REIT. During her tenure at ProLogis, she was a member of ProLogis’ Audit Committee and Finance and Investment Committee and chaired its Management Development and Compensation Committee. Prior to Barclays Global Investors, Ms. Zulberti’s earlier business roles included co-founding a real estate syndication firm and financial management experience in various industries, including transportation and marketing consultancy. Ms. Zulberti graduated with honors with a Bachelor of Science degree in Business Administration from California State University at Hayward (now California State University East Bay). Ms. Zulberti is a certified public accountant (inactive) and a member of the California Society of Certified Public Accountants. As a former executive officer of Barclays Global Investors and former member of the Board of Trustees, Audit Committee and Finance and Investment Committee of ProLogis, we believe that Ms. Zulberti contributes her leadership skills, finance, background, and business experience to the Board. In addition, we believe that Ms. Zulberti’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

There are no family relationships among any of our directors or executive officers.

Vote Required

The ten nominees for director receiving the highest number of affirmative votes will be elected as directors. However, the Board has adopted a majority vote standard for director elections. As a result, if a director receives less than a majority of the votes cast for such director, the Board will evaluate the situation and is authorized to remedy the situation as it deems appropriate, including requesting that the affected director resign from the Board. Unless marked to the contrary, proxies received will be voted “FOR” the nominees.

The Board recommends a vote FOR the election

of the nominees set forth above as directors of SYNNEX.

CORPORATE GOVERNANCE

Organization of the Board of Directors

The Board held 11 meetings during the fiscal year ended November 30, 2013. Each director attended at least 75% of the total regularly scheduled and special meetings held by the Board and the committees on which such director served during the director’s tenure in the last completed fiscal year. We do not have a policy regarding directors’ attendance at the Annual Meeting. However, all members of the Board attended the 2013 Annual Meeting of Stockholders.

Our non-management directors meet in regularly scheduled executive sessions without the presence of management. The Chairman of the Board or the Lead Director, as applicable, presides over each such Executive Session. Currently, Mr. Steffensen is an independent, non-executive Chairman of the Board, so the position of Lead Director remains vacant. Historically, our Chief Executive Officer has not served as our Chairman of the Board and we continue to separate the two positions. Separating the two positions ensures that our Chief Executive Officer is accountable for managing our company in close alignment with the interests of stockholders, eliminates the inherent conflict of interest that arises when the roles are combined, promotes oversight of risk and can serve as a conduit for regular communication with stockholders.

The Board has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee. In addition, from time to time, the Board establishes non-standing committees to address matters that may arise during periods between regularly scheduled meetings and/or specific issues not fully applicable to one of the standing committees. The Board has determined that all members of the Audit, Compensation, and Nominating and Corporate Governance Committees meet the independence standards of the NYSE and rules and regulations of the Securities and Exchange Commission (SEC). With respect to the Executive Committee, at least one half of the members of the Executive Committee meet the independence standards of the NYSE and rules and regulations of the SEC. In addition, each member of the Audit Committee is financially literate as defined by the Board and each member of the Audit and Compensation Committees meet the heightened independence standards of the NYSE and rules and regulations of the SEC applicable to members of these committees. The Board has approved a charter for each of these standing committees, which can be found on our website at www.synnex.com. Our corporate governance guidelines and ethical business conduct, which are applicable to our principal executive, financial and accounting officers, directors and employees, are also available on or through our website at www.synnex.com and are available in print to any stockholder upon request. We intend to post any amendments to the corporate governance guidelines or code of ethics on our website.

The following lists the four standing committees and their current members who are director nominees.

Audit Committee

Number of Members:	3

Members:	Hau Lee
Gregory Quesnel, Chairman and Audit Committee Financial Expert
Andrea Zulberti, Audit Committee Financial Expert

Number of Meetings in fiscal year ended November 30, 2013:	9

Functions:	The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent registered public accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee also oversees the audit efforts of our independent registered public accountants and takes those actions as it deems necessary to satisfy itself that the accountants are independent of management.

The Audit Committee is responsible for reviewing the framework by which management discusses our risk profile and risk exposures with the full board and its committees. The Audit Committee meets regularly with our President and Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Associate Vice President of Internal Audit, independent auditor, General Counsel, Corporate Controller, and other members of senior management to discuss our major financial risk exposures, financial reporting, internal controls, credit and liquidity risk, compliance risk, key operational risks, and risk management framework and programs. Other responsibilities include at least annually reviewing the implementation and effectiveness of our compliance and ethics program and our business continuity plan and test results. The Audit Committee meets regularly in separate executive session with the Associate Vice President of Internal Audit and independent auditor, as well as with committee members only, to facilitate a full and candid discussion of risk and other issues.

Compensation Committee

Number of Members:	3

Members:	Fred Breidenbach, Chairman
Thomas Wurster
Duane Zitzner
Number of Meetings in fiscal year ended November 30, 2013:	7

Functions:

The Compensation Committee reviews and determines our general compensation policies and the compensation provided to our officers, including targets for annual and long-term bonus plans. The Compensation Committee also reviews, determines and approves bonuses for our officers and other employees. In addition, the Compensation Committee reviews, administers and approves equity-based compensation for our officers and employees and administers our stock option plans and employee stock purchase plan.

The Compensation Committee is responsible for overseeing human capital and compensation risks, including evaluating and assessing risks arising from our compensation policies and practices for all employees and ensuring executive compensation is aligned with performance. The Compensation Committee also is charged with monitoring our incentive and equity-based compensation plans, including employee pension and benefit plans.

Nominating and Corporate Governance Committee

Number of Members:	3

Members:	Fred Breidenbach
Thomas Wurster
Duane Zitzner, Chairman
Number of Meetings in fiscal year ended November 30, 2013:	5

Functions:

The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board regarding candidates for directorships and the size, director qualifications, and composition of the Board, director compensation, including equity compensation, and for overseeing our corporate governance guidelines and reporting and making recommendations to the Board concerning corporate governance matters. In addition, the Nominating and Corporate Governance Committee is responsible for considering nominations by stockholders.

The Nominating and Corporate Governance Committee oversees risks related to our overall corporate governance, including board and committee composition, board size and structure, director independence, and our corporate governance profile and ratings. The Nominating and Corporate Governance Committee also is actively engaged in overseeing risks associated with succession planning for the board and management.

Executive Committee

Number of Members:	5

Members:	Fred Breidenbach
Kevin Murai, Chairman
Gregory Quesnel
Dwight Steffensen
Duane Zitzner

Number of Meetings in fiscal year ended November 30, 2013:	0

Functions:

The Executive Committee is responsible for performing the functions of the Board when there is a critical need for prompt review and action of the Board and it is impractical to arrange a meeting of the Board within the time reasonably available; and representing the full Board between regularly scheduled meetings and other matters that the Board of Directors may delegate to the Executive Committee from time to time.

The Executive Committee did not hold any meetings during the fiscal year ended November 30, 2013 as all matters were covered at regularly scheduled Board meetings.

The Board of Directors’ Role in Risk Oversight

The Board recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to SYNNEX and our stockholders. While the Chief Executive Officer and other members of our senior management team are responsible for the day-to-day management of risk, the Board is responsible for ensuring that an appropriate culture of risk management exists within our company and for setting the right “tone at the top,” overseeing our aggregate risk profile, and assisting management in addressing specific risks, such as strategic and competitive risks, financial risks, brand and reputation risks, legal risks, regulatory risks, and operational risks.

The Board believes that the current leadership structure best facilitates this oversight of risk by combining independent leadership, through an independent Chairman of the Board, independent board committees, and majority independent board composition, with an experienced Chief Executive Officer who has intimate knowledge of our business, history, and the complex challenges that arise. The Chief Executive Officer’s in-depth understanding of these matters and involvement in the day-to-day management of our company uniquely positions him to promptly identify and raise key business risks to the Board, call special meetings of the Board when necessary to address critical issues, and focus the Board’s attention on areas of concern. The Chairman of the Board, independent committee chairs and other directors also are experienced professionals or executives who can and do raise issues for board consideration and review, and are not hesitant to challenge management. The Board believes there is a well-functioning and effective balance between the Chairman of the Board, non-executive board members and the Chief Executive Officer, which enhances risk oversight.

In addition, while we retain an independent Chairman of the Board, the Board believes that the Chairman of Board should not serve on the Audit Committee, Compensation Committee or the Nominating and Corporate Governance Committee. As such, our current Chairman of the Board, Mr. Steffensen, has not served on any of the independent committees since our 2011 Annual Meeting of Stockholders.

The Board exercises its oversight responsibility for risk both directly and through three of its standing committees. Throughout the year, the Board and each committee spend a portion of their time reviewing and discussing specific risk topics. The full Board is kept informed of each committee’s risk oversight and related activities through regular oral reports from the committee chairs, and committee meeting minutes are available for review by all directors. Strategic, operational, financial and competitive risks also are presented and discussed at the Board’s quarterly meetings, and more often as needed. On at least an annual basis, the Board conducts a review of our long-term strategic plans and members of senior management report on our top risks and the steps management has taken or will take to mitigate these risks. In addition, at each quarterly meeting, or more often as necessary, the General Counsel updates the Board on material legal and regulatory matters. On a regular basis between Board meetings, our Chief Executive Officer and/or other executive officers provide written reports to the Board on the critical issues we face and recent developments in our principal operating areas. These reports may include a discussion of business risks as well as a discussion regarding enterprise risk.

Director Orientation and Continuing Education

We provide directors with an orientation and education program to familiarize them with our business operations and plans, industry trends and corporate governance practices, as well as ongoing education on issues facing us and on subjects that would assist the directors in discharging their duties. Directors also are encouraged to attend courses provided by outside organizations covering various governance matters, best practices, and issues of concern to directors of publicly-traded companies. It is our policy that directors are to share with the Board or fellow committee members what they have learned.

Director Nominations

The Board nominates directors for election at each Annual Meeting of Stockholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board for nomination or election.

The Nominating and Corporate Governance Committee has a policy and process regarding consideration of director candidates recommended by stockholders. The Nominating and Corporate Governance Committee reviews suggestions for director candidates recommended by stockholders and considers such candidates for recommendation based upon an appropriate balance of knowledge, experience and capability. The assessment of candidates include the candidates’ relevant industry experience, general business experience, relevant financial experience, interpersonal and communication skills, as well as the candidates’ roles and contributions that are valuable to the business community, personal qualities of leadership, character, judgment and whether the candidate possesses and maintains throughout service on the Board a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards. In addition to considering an appropriate balance of knowledge, experience and capability, the Board has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity. The Nominating and Corporate Governance Committee selects candidates for director based on their character, judgment, diversity of experience and backgrounds, relevance of experience, business acumen, interpersonal and communication skills, and ability to act on behalf of all stockholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to SYNNEX and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee believes it appropriate for at least one, and, preferably, multiple, members of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board of Directors to meet the definition of “independent director” under the rules of the NYSE. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of our management to participate as members of the Board.

Prior to each Annual Meeting of Stockholders, the Nominating and Corporate Governance Committee identifies nominees first by reviewing the current directors whose terms expire at such Annual Meeting of Stockholders and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including each candidate’s demonstrated prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to nominate the director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board or other event, the Nominating and Corporate Governance Committee will consider various candidates for Board membership, including those suggested by the Nominating and Corporate Governance Committee members, by other Board members, by any executive search firm engaged by the Nominating and Corporate Governance Committee and by stockholders. A stockholder who wishes to suggest a prospective nominee for the Board should notify our Corporate Secretary, any member of the Nominating and Corporate Governance Committee, or the persons referenced below in “Communications with the Board of Directors” in writing with any supporting material the stockholder considers appropriate.

In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at an Annual Meeting of Stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to our Corporate Secretary and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not less than 120 days prior to the scheduled date of such meeting. However, if notice or prior public disclosure of the date of the Annual Meeting of Stockholders is given or made to stockholders less than 100 days prior to the meeting date, we must receive the stockholder’s notice by the close of business on the 7th day after the earlier of the day we mailed notice of the Annual Meeting of Stockholders date or provided such public disclosure of the meeting date. Information required by our Bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be addressed to: Corporate Secretary, SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538. You can obtain a copy of our Bylaws by writing to the Corporate Secretary at this address.

Communications with the Board of Directors

The Board has a process for stockholders and other interested persons to send communications to directors. If you wish to communicate with the Board as a whole or to non-management directors, you may send your communication in writing to: Gregory Quesnel, Chairman of the Audit Committee, SYNNEX Corporation, 44201

Nobel Drive, Fremont, California 94538 or Jorge A. del Calvo, Pillsbury Winthrop Shaw Pittman LLP, 2550 Hanover Street, Palo Alto, California 94304. You must include your name and address in the written communication and indicate whether you are a stockholder of SYNNEX or other interested person. Messrs. Quesnel or del Calvo will review any communication received from a stockholder or other interested person, and all material communications from stockholders or other interested persons will be forwarded to the appropriate director or directors or Board committee based on the subject matter.

Directors’ Compensation Table

The following tables set forth the compensation amounts paid to each non-executive director for their service in fiscal year ended November 30, 2013:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(2)	Total ($)
Fred Breidenbach	79,500	89,983	—	169,483
Hau Lee	65,000	89,983	50,236	205,219
Matthew Miau	52,000	89,983	—	141,983
Gregory Quesnel	79,000	89,983	—	168,983
Dwight Steffensen	122,000	89,983	—	211,983
James Van Horne(3)	23,049	23,443	—	46,492
Thomas Wurster	68,000	89,983	50,236	208,219
Duane Zitzner	77,000	89,983	—	166,983
Andrea Zulberti	71,000	89,983	31,260	192,243

(1)	Amounts listed in these columns represent the compensation expense of stock awards and option awards recognized by us under Accounting Standards Codification 718, “Compensation—Stock Compensation,” (ASC 718) for the fiscal year ended November 30, 2012 rather than the amounts realized by the named individuals. See Note 5 “Share-Based Compensation” for our valuation assumptions for this expense included in our Annual Report on Form 10-K for fiscal year ended November 30, 2013. The grant date fair value of the stock awards granted to each non-executive director during fiscal year ended November 30, 2013 was $35.11.
(2)	The table below sets forth the aggregate number of stock awards that have not vested and option awards that are outstanding held by our non-employee directors as of November 30, 2013.

Name	Stock Awards	Option Awards
Fred Breidenbach	640	—
Hau Lee	640	10,000
Matthew Miau	640	60,000
Gregory Quesnel	640	25,000
Dwight Steffensen	640	5,000
James Van Horne*	—	6,000
Thomas Wurster	640	10,000
Duane Zitzner	640	10,000
Andrea Zulberti	640	10,000

*	As of March 2013.
(3)	Mr. Van Horne retired from the Board in March 2013. Amounts set forth in table above for Mr. Van Horne are as of March 2013.

Narrative to Directors’ Compensation Table

The current compensation and benefit program for non-executive directors is designed to achieve the following goals: (1) compensation should fairly pay directors for work required of directors serving an entity of our size and scope; (2) compensation should align directors’ interests with the long-term interests of stockholders; and (3) the structure of the compensation should be transparent and easy for stockholders to understand. We review director compensation every year. For the fiscal year ended November 30, 2013, each non-executive director received an annual cash retainer fee of $30,000 and an additional $2,000 for each meeting of the Board attended regardless of form of attendance. The committee chair for the Compensation Committee and the Nominating and Corporate Governance Committee received an annual retainer fee of $7,500 and $5,000, respectively. The Audit Committee Chair received an annual retainer fee of $10,000. In addition, if the Lead Director position were filled, then he or she would have received an annual cash retainer fee of $30,000. The Chairman of the Board received an annual cash retainer fee of $100,000. Committee meetings are bifurcated between in-person attendance meetings and non-in-person attendance meetings. For all committee meetings scheduled to be convened by in-person attendance, the committee attendance meeting fee will be $2,000 per meeting whether the non-executive director attends such meeting in-person or not. For all committee meetings scheduled to be convened by telephone, videoconference or other non-in-person attendance, the committee attendance meeting fee will be $1,000 per meeting.

All directors are reimbursed for their reasonable out-of-pocket expenses in serving on the Board or any committee of the Board.

Directors had previously been eligible to receive stock options under our 1997 Stock Option/Stock Issuance Plan, our Special Executive Stock Option/Stock Issuance Plan and our Amended and Restated 2003 Stock Incentive Plan. Currently, directors are eligible to receive equity incentives, in the form of stock options and restricted stock awards, under our 2013 Stock Incentive Plan (2013 Stock Incentive Plan). Upon first election, each non-executive director is awarded the equivalent value of $90,000 of restricted stock (Initial Restricted Stock Award) and an option to purchase 10,000 shares of our common stock on the date he or she joined the Board. One quarter of the Initial Restricted Stock Award will vest on the last day of each quarter following the date of the grant over a period of one year, subject to earlier termination following the director’s cessation of Board of Directors service for any reason. The options have an exercise price equal to the fair market value of our common stock on the grant date, and have a term of 10 years, subject to earlier termination following the director’s cessation of Board of Directors service. The options vest over three years, of which 33.3% of the shares vest upon the first anniversary of the vesting start date and the remaining shares vest monthly thereafter over the remaining two-year period ratably.

In addition, following each Annual Meeting of Stockholders, each of our continuing non-executive directors will be awarded the equivalent value of $90,000 of restricted stock (Annual Value Restricted Stock Award) under our 2013 Stock Incentive Plan, provided such individual has served on the Board for at least six months. One quarter of the Annual Value Restricted Stock Award will vest on the last day of each fiscal quarter following the date of the grant over a period of one year, subject to earlier termination following the director’s cessation of Board service for any reason.

We request each current member of the Board, who was elected prior to the 2010 Annual Meeting of Stockholders, to hold an equity position in SYNNEX of the equivalent value of at least $250,000 of common stock, whether vested or unvested, or vested in-the-money stock options on the date of each Annual Meeting of Stockholders, commencing on the 2012 Annual Meeting of Stockholders. For any director elected after the 2010 Annual Meeting of Stockholders we request that he or she hold an equity position in SYNNEX of the equivalent value of at least $250,000 of common stock, whether vested or unvested, or vested in-the-money stock options on the date of each Annual Meeting of Stockholders, commencing on the third Annual Meeting of Stockholders held following his or her initial election.

In fiscal year ended, November 30, 2013, Matthew Miau received the standard retainer, meeting attendance fees and equity compensation as other outside directors, upon approval of the Nominating and Corporate Governance Committee. Also, as a non-executive employee, Mr. Miau received other employee benefits, such as medical, dental and life insurance. Any future compensation payable to Mr. Miau will be based upon the approval of the Nominating and Corporate Governance Committee, which is composed of disinterested members of the Board of Directors.

Compensation Committee Interlocks and Insider Participation

Fred Breidenbach (Chairman), Thomas Wurster and Duane Zitzner served as members of the Compensation Committee for the fiscal year ended November 30, 2013. None of the members of the Compensation Committee has served as an officer or been an employee of SYNNEX and we do not have any related person transactions with any of the members of the Compensation Committee. In addition, the Board has determined that Messrs. Breidenbach, Wurster and Zitzner have no material relationship with us, that each of these directors is an independent director and that each of these directors meets the heightened independence standards applicable to members of the Compensation Committee. None of our executive officers serves on the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Overview

We have a business relationship with MiTAC International Corporation (MiTAC International), a publicly-traded company in Taiwan that began in 1992 when it became our primary investor through its affiliates. In September 2013, MiTAC Holdings Corporation (MiTAC Holdings) was established through a stock swap from MiTAC International and became a publicly traded company on the Taiwan Stock Exchange. MiTAC International is now a wholly owned subsidiary of MiTAC Holdings. As of February 10, 2014, MiTAC Holdings and its affiliates beneficially owned approximately 25.2% of our common stock. In addition, Matthew Miau, the Chairman Emeritus the Board, is the Chairman of MiTAC Holdings and a director or officer of MiTAC Holdings’ affiliates. As a result, MiTAC Holdings generally has significant influence over us and over the outcome of all matters submitted to stockholders for consideration, including any of our mergers or acquisitions. Among other things, this could have the effect of delaying, deterring or preventing a change of control over us.

Until July 31, 2010, we worked with MiTAC Holdings on OEM outsourcing and jointly marketed MiTAC Holdings’ design and electronic manufacturing services and our contract assembly capabilities. This relationship enabled us to build relationships with MiTAC Holdings’ customers. On July 31, 2010, MiTAC Holdings purchased certain assets related to the contract assembly business including inventory and customer contracts, primarily related to customers then being jointly serviced by MiTAC Holdings and us. During the fiscal years ended November 30, 2013 and 2012, we recorded $3.1 million and $3.7 million in service fees earned, reimbursements for facilities and overhead costs.

We purchased inventories, including notebook computers, motherboards and other peripherals, from MiTAC Holdings and its affiliates totaling $31.4 million, $15.3 million, and $12.3 million during fiscal years 2013, 2012 and 2011, respectively. Our sales to MiTAC Holdings and its affiliates during fiscal years 2013, 2012 and 2011 totaled $4.4 million, $2.7 million, and $4.2 million, respectively. Most of the purchases and sales in 2013, 2012 and 2011 were pursuant to the agreements mentioned under the heading ‘Agreements with MiTAC Holdings’ below.

Our business relationship with MiTAC Holdings had been informal and was not governed by long-term commitments or arrangements with respect to pricing terms, revenue or capacity commitments.

We negotiate manufacturing, pricing and other material terms on a case-by-case basis with MiTAC Holdings and its affiliates and our contract assembly customers for a given project. While MiTAC Holdings is a related party and a controlling stockholder, we believe that the significant terms under these agreements, including pricing, would not materially differ from the terms we could have negotiated with unaffiliated third parties, and we have adopted a policy requiring that material transactions with MiTAC Holdings or its related parties be approved by our Audit Committee, which is composed solely of independent directors. In addition, Matthew Miau’s compensation is approved by the Nominating and Corporate Governance Committee, which is also composed solely of independent directors.

Beneficial Ownership of our Common Stock by MiTAC Holdings

As noted above, MiTAC Holdings and its affiliates in the aggregate beneficially owned approximately 25.2% of our common stock as of February 10, 2014. These are owned by the following MiTAC affiliates:

MiTAC Affiliate	Shares
MiTAC International(1)	5,551,764
Synnex Technology International Corp.(2)	4,282,895
Total	9,834,659

(1)	Shares held via Silver Star Development Ltd., a wholly-owned subsidiary of MiTAC International. Excludes 441,619 shares held by Matthew Miau.

(2)	Synnex Technology International Corp., or Synnex Technology International, is a separate entity from us and is a publicly-traded corporation in Taiwan. These shares held via Peer Development Ltd., a wholly-owned subsidiary of Synnex Technology International. MiTAC Holdings owns a noncontrolling interest of 8.7% in MiTAC Incorporated, a privately-held Taiwanese company, which in turn holds a noncontrolling interest of 13.6% in Synnex Technology International. Neither MiTAC International nor Mr. Miau is affiliated with any person(s), entity, or entities that hold a majority interest in MiTAC Incorporated.

While the ownership structure of MiTAC Holdings and its affiliates is complex, it has not had a material adverse effect on our business in the past, and we do not expect it do so in the future.

Synnex Technology International is a publicly-traded corporation in Taiwan that currently provides distribution and fulfillment services to various markets in Asia and Australia, and is also our potential competitor. Neither MiTAC Holdings nor Synnex Technology International is restricted from competing with us.

Agreements with MiTAC Holdings

We have entered into several additional agreements with affiliates of MiTAC Holdings. These agreements do not constitute contracts or obligations by any party to purchase products or services from the other parties, nor do they restrict our ability to conduct our business, except where so noted below. Accordingly, we do not believe that the termination of any of these agreements would have a material adverse effect on our business. Pursuant to these agreements, the terms for contracted services or purchased products are individually negotiated and, if agreed upon by the parties, such terms are included in a purchase order. We believe that the terms of each of these agreements are materially no less favorable to us than the terms we could have negotiated with unaffiliated third parties. In the fiscal year ended November 30, 2013 we paid an aggregate of approximately $28.8 million to MiTAC Holdings, most of which was paid pursuant to the agreements described below.

Logistics Services Agreements with MiTAC Digital Corp. In March 2010, we entered into a logistical services agreement with MiTAC Digital Corp. Pursuant to the agreement, we provide certain reverse logistics services related to products returned by MiTAC Digital’s customers in Canada. The agreement has an initial term of two years and automatically renews for subsequent one year terms. The agreement may be terminated without cause either by the mutual written agreement of the parties or, following the initial two year term, by either party without cause upon 90 days prior written notice of termination to the other party.

Distribution Agreement. In April 2009, we entered into a distribution agreement with MiTAC Digital Corp. Pursuant to the agreement, we may purchase certain MiTAC Digital products for distribution in the United States. The agreement has an initial term of one year and automatically renews for subsequent one year terms. The agreement may be terminated without cause by either party upon 90 days prior written notice of termination to the other party.

Services Agreement with MiTAC International and Hitachi, Ltd. This agreement, dated July 2007, governs contracted configuration-to-order services, warranty services and systems services provided by MiTAC International and us to Hitachi, Ltd. and its affiliates. The agreement has an initial term of three years and will automatically renew for subsequent one year terms. Any party may terminate the agreement upon written notice provided at least 180 days prior to expiration of the then current term.

Services Agreement with MiTAC International. In June 2007, we entered into this services agreement by which we agreed to provide customer service and product support services to MiTAC Holdings end users. The agreement has an initial term of one year and automatically renews for subsequent one year terms. The agreement may be terminated with or without cause by either party upon 30 days prior written notice of termination to the other party.

Distribution Agreement—Stocking. In October 2006, we entered into a distribution and stocking agreement with MiTAC International. Pursuant to the agreement, we may purchase certain MiTAC International products for distribution in the United States. The agreement had an initial term of one year and automatically renews for subsequent one year terms. The agreement may be terminated without cause either by the mutual written agreement of both parties or by either party without cause upon 30 days prior written notice of termination to the other party.

Logistical Distribution Agreement. In July 2004, we entered into a logistical distribution agreement with MiTAC International. Pursuant to the agreement, we may purchase certain MiTAC International products for distribution in Canada. The agreement had an initial term of one year and automatically renews for subsequent one year terms. The agreement may be terminated without cause either by the mutual written agreement of both parties or by either party without cause upon 90 days prior written notice of termination to the other party.

Joint Sales and Marketing Agreement with MiTAC International. In May 2002, we entered into a joint sales and marketing agreement with MiTAC International. Pursuant to the agreement, both parties agree to use their commercially reasonable efforts to promote the other party’s capabilities to their respective customers who are interested in such product offerings. The agreement had an initial term of one year and automatically renews for subsequent one year terms unless either party provides written notice of non-renewal within 90 days of the end of any renewal term. The agreement may also be terminated without cause either by the mutual written agreement of both parties or by either party without cause upon 90 days prior written notice of termination to the other party.

Policies and Procedures for Approving Related Party Transactions

We have adopted a policy requiring material transactions relating to related party transactions to be approved by the Audit Committee, which is composed of disinterested members of the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of February 10, 2014, as to shares of our common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our executive officers listed in the 2013 Summary Compensation Table on page 34, (iii) each of our directors and (iv) all our current directors and executive officers as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538. The percentage of common stock beneficially owned is based on 39,097,430 shares outstanding as of February 10, 2014.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Right To Acquire Beneficial Ownership within 60 days of February 10, 2014	Total	Percentage Beneficially Owned(1)(2)
5% Stockholders:
MiTAC International Corporation and related parties(3)	9,834,659	—	9,834,659	25.2%
FMR LLC(4) 82 Devonshire Street Boston, MA 02109	4,889,012	—	4,889,012	12.5%
Dimensional Fund Advisors LP(5) 1299 Ocean Ave Santa Monica, CA 90401	2,998,725	—	2,998,725	7.7%
BlackRock, Inc.(6) 40 East 52nd Street New York, NY 10022	2,333,856	—	2,333,856	6.0%
Directors and Named Executive Officers:
Kevin Murai	109,325	339,650	448,975	1.1%
Peter Larocque	45,313	38,710	84,023	*
Dennis Polk	46,004	63,827	109,831	*
Marshall Witt	14,228	—	14,228	*
Simon Y. Leung	21,110	13,092	34,202	*
Thomas Alsborg(7)	25,659	87,784	113,443	*
Fred Breidenbach	29,041	—	29,041	*
Hau Lee	4,925	6,425	11,350	*
Matthew Miau(3)	441,619	—	441,619	1.1%
Gregory Quesnel	16,707	25,000	41,707	*
Dwight Steffensen	5,707	5,000	10,707	*
Thomas Wurster	4,925	6,425	11,350	*
Duane Zitzner	15,707	10,000	25,707	*
Andrea Zulberti	9,707	10,000	19,707	*
All current directors and executive officers as a group (13 persons)	764,318	518,129	1,282,447	3.3%

*	Amount represents less than 1% of our common stock.
(1)	We have determined beneficial ownership in accordance with the SEC rules. To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.
(2)	For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, shares which such person or group has the right to acquire within 60 days of February 10, 2014 are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.

(3)	Based on information reported on a Schedule 13G/A filed with the SEC on February 12, 2014, this amount represents 5,551,764 shares held by Silver Star Developments Ltd. and 4,282,895 shares held by Peer Developments Ltd. Silver Star Developments Ltd. is a wholly-owned subsidiary of MiTAC International Corporation. The principal business office for MiTAC International Corporation and Silver Star Developments Ltd. is No. 200 Wen Hua 2nd Road, Kuei Shan Hsiang, Taoyuan, Taiwan. Jhi-Wu Ho, Chi-Ying Yuan and Hsiang-Yung Yang, the directors of Silver Star Developments Ltd., hold shared voting and dispositive power over the shares held by Silver Star Developments Ltd. Peer Developments Ltd. is a wholly-owned subsidiary of Synnex Technology International Corp. The principal business office for Synnex Technology International Corp. and Peer Developments Ltd. is 4th Floor, No. 75 Sec. 3 Mingsheng East Road, Taipei, Taiwan. Matthew Miau and Shu-Wu Tu, the directors of Peer Developments Ltd., hold shared voting and dispositive power over the shares held by of Peer Developments Ltd. Matthew Miau is the Chairman of the Board of Directors of MiTAC International Corporation and Synnex Technology International Corp. and a director of SYNNEX. Mr. Miau disclaims beneficial ownership of the shares held by the above-listed entities, except to the extent of his pecuniary interest therein.
(4)	Based solely on information reported on a Schedule 13G/A filed with the SEC on February 14, 2014 by FMR LLC, this amount consists of 4,899,012 shares beneficially held by Fidelity Management & Research Company (Fidelity), a wholly-owned subsidiary of FMR LLC and an investment advisor to various investment companies. The ownership of one investment company, Fidelity Low-Priced Stock Fund, amounted to 3,505,000 shares. Edward C. Johnson 3d, as Chairman of FMR LLC, and FMR LLC each have sole dispositive power over 4,899,012 shares. The Boards of Trustees of Fidelity have sole voting power over the 4,899,012 shares. Members of the family of Edward C. Johnson 3d, as the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC through their ownership of voting common shares and the execution of a shareholders’ voting agreement. The principal address for Fidelity is 82 Devonshire Street, Boston, Massachusetts, 02109.
(5)	Based solely on information reported on a Schedule 13G/A filed with the SEC on February 10, 2014, Dimensional Fund Advisors LP (Dimensional) an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional does not possess investment and/or voting power over the shares and may be deemed to be the beneficial owner of the shares. However, all the shares are owned by the Funds. Dimensional disclaims beneficial ownership of the shares.
(6)	Based solely on information reported on a Schedule 13G/A filed with the SEC on January 30, 2014 by Blackrock, Inc., this amounts consists of 2,333,856 shares beneficially owned by Blackrock, Inc. by virtue of holdings by the following subsidiaries: BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock International Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Management Ireland Limited and BlackRock Investment Management (UK) Limited. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares. No one person’s interest in the shares is more than five percent of the total outstanding common shares.
(7)	Information set forth in the table is as of May 31, 2013.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee has overall responsibility for SYNNEX’ executive compensation policies as provided in a written charter adopted by the Board. The Compensation Committee is empowered to review and approve the compensation and compensation procedures for the executive officers. In addition, in June 2011, the Board determined that, consistent with the stockholders’ advisory vote in March 2011, it will include in our proxy materials a stockholder vote on executive compensation every year until the next required stockholder vote on the frequency of stockholder votes concerning executive compensation. This “say on pay” proposal is provided in Proposal 2.

At last year’s Annual Meeting of Stockholders, our stockholders approved our executive compensation programs, as disclosed in last year’s proxy statement, in an advisory “say-on-pay” vote, with 34,535,192 votes cast in favor of approval and approximately 113,706 votes cast against. As the Compensation Committee evaluated our compensation principles and policies during fiscal 2013, it was mindful of this favorable outcome and the stockholders’ strong support of our compensation objectives and compensation programs. The Compensation Committee has maintained its general approach to executive compensation.

Objectives and Philosophy of Our Compensation Program

Our compensation philosophy is to pay for performance as well as to offer competitive compensation in order to attract and retain talented executive officers. With respect to “pay for performance,” our program is designed to align the interests of our executive officers with those of our stockholders, for whom they work. A significant portion of an executive officer’s total compensation depends on his performance relative to operational and financial objectives. In particular, in determining total compensation, we stress a compensation philosophy that is performance-driven with relatively moderate base salaries, but high variability through our Profit Sharing Plan and equity compensation. We believe that total compensation should reflect some level of risk associated with the performance of the business. As a result, a substantial portion of an executive officer’s total compensation is in the form of profit sharing and annual equity grants.

We believe that the compensation of our executive officers should reflect their success as a management team, as well as individuals, in attaining key operating objectives, such as growth of sales, growth of operating earnings and earnings per share, growth or maintenance of market share, long-term competitive advantage, and ultimately, in attaining an increased market price for our common stock. We believe that the performance of our executive officers in managing SYNNEX, considered in light of general economic conditions, our company and industry, and competitive conditions, should be the basis for determining their overall compensation.

We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, as we expect the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of SYNNEX by our executive officers. We seek to have the long-term performance of our stock reflected in executive compensation through our stock option, restricted stock and other equity incentive programs.

Competitive compensation is important if we are to attract and retain the talent necessary to lead SYNNEX in the competitive and changing business environment in which we operate. In this regard, we are mindful of the median level of compensation of our competitors as well as of the median level of compensation in the local area in which the executive is located. We strive for internal equity among employees according to job responsibilities, experience, capability, and individual performance. Our executive compensation program impacts all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. As we believe the performance of every employee is important to our success, we are mindful of the effect that our executive compensation and incentive program has on all of our employees.

The differences in compensation between the various executive officers are based primarily upon individual differences in job responsibility, contribution, performance and increase in the global scope of the business and complexity and demands of understanding, managing and influencing global operations and integrated success. An executive with responsibility over a broader, more difficult or more profitable business unit or corporate division will have potential for greater compensation than an executive with responsibility over a narrower, less complex or less profitable business unit or corporate division.

Our compensation philosophy emphasizing performance permeates total compensation for both executive officers and non-executive employees. While we do not have an exact formula for allocating between cash and non-cash compensation, we try to balance long-term equity versus short-term cash compensation and variable compensation versus fixed compensation. As noted above, executive officers who have greater ability to influence the performance of SYNNEX receive more long-term equity as a percentage of total compensation than non-executive employees who have less ability to influence the performance of SYNNEX. Similarly, performance-related cash compensation for such executive officers as a percentage of total compensation is greater than performance-related cash compensation of non-executive employees. The goal is to create a balanced culture of high performance without undue risk assumption.

Risk Assessment of Our Compensation Program

Consistent with SEC disclosure requirements, we have assessed our compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company. The risk assessment process included a review of program policies and practices; program analysis to identify risk and risk control related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control and the support of the program and their risks to our company strategy. Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of an executive officer to directly affect payout and the controls on executive officer action and payout. By way of examples, we reviewed our compensation programs for certain design features that have been identified by experts as having the potential to encourage excessive risk-taking, including:

•	too much focus on equity;

•	compensation mix overly weighted toward annual incentives;

•	highly leveraged payout curve and uncapped payouts;

•	unreasonable goals or thresholds; and

•	steep payout cliffs at certain performance level that may encourage short-term business decisions to meet payout thresholds.

We are satisfied that these potential pitfalls have been mitigated.

In addition, we have internal controls over financial reporting and the measurement and calculation of compensation goals, and other financial, operational, and compliance policies and practices that are designed to keep our compensation programs from being susceptible to manipulation by any employee, including our executive officers. Other risk-mitigating factors considered by the Compensation Committee include the following:

•	the use of different types of compensation that provide a balance of short-term and long-term incentives with fixed and variable components;

•	our minimum equity holding guidelines;

•	our clawback policy which, in the event of a restatement of our financial results allows the Compensation Committee to seek to recover or cancel Profit Sharing Plan bonuses;

•	caps on performance-based awards to limit windfalls;

•	every executive officer must obtain permission from our Legal Department before the sale of any shares of our common stock, even during an open trading window;

•	our policy to limit our involvement in cashless stock option exercises by our directors and officers;

•	our prohibition of trading in our securities on a short-term basis, on margin, or in a short sale transaction;

•	our policy against buying or selling puts or calls on our common stock;

•	our Code of Ethical and Business Conduct; and

•	the Compensation Committee’s consideration of ethical behavior as integral in assessing the performance of all executive officers.

Ultimately, our incentive compensation is designed to reward executive officers for committing to and delivering goals that are intended to be challenging yet provide them a reasonable opportunity to reach the threshold amount, while requiring meaningful growth to reach the target level and substantial growth to reach the maximum level. The amount of growth required to reach the maximum level of compensation is developed within the context of the normal business planning cycle and, while difficult to achieve, is not viewed to be at such an aggressive level that it would induce our executive officers to take inappropriate risks that could threaten our financial and operating stability.

Elements of Our Compensation Program

As a result of the above assessment process on December 1, 2011 and as reviewed annually by the Compensation Committee, we have implemented a compensation program for our executive officers that consists of five compensation components:

(1)	base salary;

(2)	Profit Sharing Plan bonus;

(3)	annual equity grants;

(4)	performance-based, long-term incentives (LTI); and

(5)	LTI program transitional bonuses.

We and the Compensation Committee believe that the LTI program ties executive deferred compensation to business performance and also aligns total compensation closer to the market comparatives in value and in form.

The compensation elements are usually administered in three cycles. Merit raises for base salaries are generally performed in the April-May period. Annual equity grants in the form of stock options, restricted stock awards or restricted stock units (RSUs), other than LTI awards, are generally awarded in the September-October period. Profit Sharing Plan bonuses and LTI program transitional bonuses are generally paid in the December-January period and LTI awards in the form of RSUs are generally granted effective the first business day of the fiscal year with a vesting date of the last day of the third fiscal year following the effective date. However, all of the above elements are reviewed and determined on at least an annual basis by the Compensation Committee.

The components of our compensation program are described as follows:

Base Salary. Base salaries are designed to provide a consistent cash flow throughout the year as compensation for day-to-day responsibilities. In prior years, we maintained relatively low base salaries to incent executive officers to achieve the Profit Sharing Plan targets and thus create a performance-driven environment. The Compensation Committee increased base salaries and decreased Profit Sharing Plan bonuses to reduce the variability of the cash compensation component and to discourage excessive risk-taking and short-term business decisions to meet payout thresholds; however, base salaries generally remain near the 25th percentile for comparable positions in our peer group and are now considered relatively moderate. In determining our peer group, we considered the following Electronics Distribution peer companies:

Anixter International, Inc.

Arrow Electronics, Inc.

Avnet, Inc.

Computer Sciences

Flextronics

Ingram Micro, Inc.

Insight Enterprises

Jabil Circuit

NCR Corporation

SAIC

Sanmina-SCI

ScanSource, Inc.

Tech Data Corporation

Base salaries for our executive officers are reviewed and, if deemed appropriate, adjusted on an annual basis. Merit increases are based on, among other things, individual performance, any new responsibilities assumed and the magnitude of our merit increase budget for the year. With respect to each executive’s individual performance, we assess the breadth and complexity of his area of responsibility and his individual contributions and seek to quantify the same. Determination of base salary is not made in accordance with a strict formula that measures weighted qualitative and quantitative factors, but rather is based on objective data synthesized to competitive ranges and to internal policies and practices.

Profit Sharing Plan. Profit Sharing Plan bonuses reward individuals for achieving operating and financial goals, in keeping with a performance-driven environment conducive to increasing stockholder value. Under our Profit Sharing Plan, we accrued a certain percentage of our pre-tax, before profit sharing accrual, profits for possible bonuses. Bonuses granted to executive officers under our Profit Sharing Plan are determined by the Compensation Committee based upon both qualitative and quantitative considerations. The Compensation Committee establishes in writing specific performance goals for each participant, which must be achieved in order for an award to be earned under our Profit Sharing Plan for that fiscal year. Such performance goals may be based upon any one or more of the following: net income per share, revenue, cash flow, earnings per share, return on equity, total stockholder return, share price performance, return on capital, return on assets or net assets, income or net income, operating income or net operating income, operating profit or net operating profit, operating margin or profit margin, return on operating revenue, return on invested capital, sales productivity, sales growth, market segment share or similar financial performance measures as may be determined by the Compensation Committee. As in prior years, the Compensation Committee set reasonably difficult minimum Profit Sharing Plan hurdles and performance metrics. In addition, we amended our Profit Sharing Plan in 2012 to include a compensation recoupment provision to mitigate the potential for such undue risk assumption.

For fiscal year 2014, bonuses to executive officers will be based upon a combination of (1) the achievement of certain net income target performance for the distribution business, with adjustments based upon achievement of certain return on invested capital (ROIC) performance, and (2) the achievement of certain threshold EBITDA target performance for the global business services (GBS) business. For the distribution business, the net income target for fiscal year 2014 was increased from fiscal year 2013, and the GBS target performance metric is new for fiscal year 2014. Executive officers will not be eligible for bonuses unless we meet or exceed the target performance percentages of the internally established net income and EBITDA goals.

The actual bonus payable, if the applicable minimum threshold percentages are met, will be paid on a sliding scale of the target performance actually achieved and dollar limits pre-established by the Compensation Committee for each individual executive officer. This amount will then be adjusted by the percentage increase or decrease corresponding with our performance as measured by the ROIC performance metric. In addition, our President and Chief Executive Officer has discretion to recommend to the Compensation Committee that it decrease bonuses for all other executive officers whose compensation is subject to Section 162(m) of the Code. The following table sets forth the bonuses that would have been paid to our named executive officers in fiscal year 2013 if the fiscal year 2014 performance metrics were in effect for fiscal year 2013.

2014 Profit Sharing Plan for Section 16(b) Officers

Name and Position	Dollar Value ($)(1)
Kevin Murai President and Chief Executive Officer	910,584
Peter Larocque President, North America Distribution	528,139
Dennis Polk Chief Operating Officer	528,139
Marshall Witt Chief Financial Officer	250,484
Simon Leung Senior Vice President, General Counsel and Corporate Secretary	142,658
Executive Group	2,360,005
Non-Executive Director Group	—

(1)	These amounts reflect a payout of $0.00 for the GBS portion of the fiscal year 2014 bonuses because the fiscal year 2013 GBS results, without the anticipated revenues applicable to the acquisition of IBM’s customer care business in February, 2014, do not meet the minimum threshold target performance under the fiscal year 2014 plan.

For fiscal year ended November 30, 2013, bonuses to executive officers were based upon (1) the achievement of certain threshold net income targets, (2) the achievement of certain ROIC percentages, and (3) assessments of individual performance. In determining the net income target performance metrics, we focused upon our growth, return on equity, ROIC, and earnings per share (EPS). The minimum threshold target performance percentage was 75% and the maximum target performance percentage was 133.3% for all executive officers. If the minimum threshold target performance percentage of the internally established net income goal was not achieved, no bonuses would have been paid to the executive officers, regardless of the achievement of the ROIC performance metrics. The minimum threshold target performance percentage was based on the previous year’s internally established net income per share goal plus a reasonable “stretch” goal taking into account the then economic environment. Alternatively, if the maximum target performance percentage of the internally established net income per share goal was exceeded, no incremental bonuses beyond the maximum award would have been paid to the executive officers.

The actual bonus payable, if the applicable minimum threshold percentage had been met, was to have been paid upon a sliding scale of the target net income performance percentage actually achieved and dollar limits pre-established by the Compensation Committee for each individual executive officer. This amount would have then been adjusted by the percentage increase or decrease corresponding with our performance as measured by the ROIC performance metric. The Profit Sharing Plan bonus for each executive officer was based upon a certain percentage of his annual base salary for the applicable fiscal year.

In the event that the minimum threshold performance target is met, then our executive officers will receive a bonus based on the following approximate percentage of his fiscal year base salary for fiscal 2013 and fiscal 2014:

Name	Minimum Payment (if Threshold is Met) as Percentage of Base Salary(1)	Target Payment as Percentage of Base Salary(1)	Maximum Payment as Percentage of Base Salary(1)
Kevin Murai	125	250	375
Peter Larocque	100	200	300
Dennis Polk	100	200	300
Marshall Witt	50	100	150
Simon Leung	50	100	150
Thomas Alsborg(2)	—	—	—

(1)	The applicable base salary is each officer’s then-current base salary at the end of the fiscal year.
(2)	As a result of Mr. Alsborg’s retirement in April 2013, he did not participate in the Profit Sharing Plan.

There is potential for actual awards under the Profit Sharing Plan to be less than such minimum target depending upon corporate performance, as well as the executive officer’s performance of certain individual goals that were predetermined by our President and Chief Executive Officer. In addition, the Compensation Committee has discretion to decrease the bonus for all executive officers. The Compensation Committee’s discretion is exercised based upon discussions with Mr. Murai, taking into account his ability to manage and monitor the performance of the other named executive officers.

For fiscal year ended November 30, 2013, we achieved a net income of $152.2 million, which exceeded the minimum threshold, and as a result our executive officers received the following bonuses:

Name	Profit Sharing Plan Bonuses
Kevin Murai	$1,967,568
Peter Larocque	$1,141,189
Dennis Polk	$1,241,189
Marshall Witt	$351,436
Simon Leung	$358,252

Based on comparable peer companies, the total cash compensation targets, including both base salary and Profit Sharing Plan bonus, excluding any recommended adjustments by the Compensation Committee, for our executive officers for comparable positions in our peer group for fiscal year 2013 were as follows:

Name	Total Cash Compensation Target Percentile
Kevin Murai	Below 50th Percentile
Peter Larocque	Below 75th Percentile
Dennis Polk	Below 75th Percentile
Marshall Witt	Below 75th Percentile
Simon Leung	Below 25th Percentile

Annual Equity Grants. Long-term incentives involve annual equity grants, including restricted stock awards, RSUs and stock option. Restricted stock and RSUs help us to retain key personnel, whereas stock options provide incentive for creating incremental stockholder value. The value of annual equity grants derives from stock price, which aligns executive compensation with stockholder value.

Annual equity grants are based on a number of considerations. The Compensation Committee’s determination with respect to stock option grants, restricted stock awards and RSUs grants to executive officers for fiscal year ended November 30, 2013 can be viewed from two perspectives: our company and our executive officer. From our company’s perspective, the Compensation Committee considered the following principal elements:

•	corporate performance;

•	dilution to stockholders; and

•	related expense to our company.

From our executive officers’ perspective, the Compensation Committee considered the following principal elements:

•	job responsibilities and past performance;

•	likely future contributions;

•	potential reward to the executive officer if the stock price appreciates in the public market;

•	management tier classification;

•	equity grants made by competitors; and

•	existing vested and unvested equity holdings.

Determination of annual equity grant amounts is not made in accordance with a strict formula that measures weighted qualitative and quantitative factors, but rather is based on objective data synthesized to competitive ranges and to internal policies and practices, including an overall review of both employee and corporate performance and the value of annual equity grants of comparable officers at comparable companies. We evaluate our corporate performance objective primarily by our financial performance, including growth, return on equity, ROIC, and EPS. Annual equity grants may also be made to new executive officers upon commencement of employment and, on occasion, to executive officers in connection with a significant change in job responsibility. We also distinguish between equity grants of stock options, restricted stock awards or RSUs based upon the officer’s position. We believe that stock options carry more risk than restricted stock. As such, we expect certain officers with the most direct impact on our overall performance to accept more equity risk and their grants are more heavily weighted towards stock options rather than restricted stock awards or RSUs.

To further ensure that the long-term interests of executive officers are closely aligned with those of stockholders, we request that they, except Mr. Murai, hold an equity position in SYNNEX of the lesser of the following: (1) at least one times his annual total cash compensation or (2) $1,000,000. This equity position can be satisfied by holding shares of common stock, whether vested or unvested, or vested in-the-money stock options. With respect to Mr. Murai, he is expected not to sell vested equity compensation (with the exception of shares sold or withheld by us to cover any exercise price or taxes on such compensation) until he achieves ownership of an amount of our common stock having a fair market value of at least two times the sum of his annual base salary plus target bonus as in effect from time to time or $2,000,000, whichever is less. Mr. Murai is expected to maintain this minimum level of ownership thereafter. Stock ownership for Mr. Murai’s purpose includes common stock owned personally or in trust for his benefit, but does not include unvested restricted stock or stock units, or unexercised stock options.

In addition, to avoid any impropriety or even the appearance of such, the Compensation Committee in most cases makes equity grants only during open trading windows. If the date of an equity grant falls within a trading black-out period, then the effective grant date is upon the expiration of the third trading day after the trading black-

out period ends. The exception to this standard procedure is the granting of long term incentive RSUs, as discussed below, which are granted to be effective the first business day of the fiscal year. The exercise price for all grants is the market closing price of our common stock on the effective grant date. In addition, annual equity grants to executive officers are generally awarded each year in the September-October period. We believe that the automatic and consistent nature of our annual equity grant process avoids the possibility of timing deviations.

Performance Based, Long-Term Equity Incentives. Our LTI program, previously implemented through the 2003 Stock Incentive Plan and is currently implemented through our 2013 Stock Incentive Plan, is designed to provide long-term retention incentives for our executive officers, and also to create an alignment between the interests of our executive officers and those of our stockholders because appreciation in the stock price of our shares will benefit both our executive officers and our stockholders. Under the 2013 Stock Incentive Plan, the Compensation Committee may grant LTI awards that require, as a condition to vesting, the attainment of one or more performance targets specified by the Compensation Committee from the list of possible financial and operational performance metrics specified in the 2013 Stock Incentive Plan.

We and the Compensation Committee believe that the LTI program ties executive deferred compensation to business performance and also aligns total compensation closer to the market comparatives in value and in form.

The LTI award is comprised of performance-based RSU grants. For fiscal years ending November 30, 2013 and November 30, 2014, the performance-based RSUs granted executive officers will cliff vest based upon (1) the achievement of certain threshold EPS target performance percentages and (2) the achievement of certain ROIC performance percentages with both performance metrics measured over a 3-year period. In determining the EPS target performance metrics, we focused upon our growth, return on equity, ROIC, and EPS. The minimum threshold EPS target performance percentage is 75% and the maximum target performance percentage is 166.7% for all executive officers. If the minimum threshold target performance percentage of the internally established EPS goal is not achieved, no performance-based RSUs will vest for the executive officers, regardless of the achievement of the ROIC performance metrics. The minimum threshold target performance percentage is based on the previous year’s EPS plus a reasonable, 3-year “stretch” goal taking into account the then economic environment. Alternatively, if the maximum target performance percentage of the internally established EPS goal is exceeded, no incremental performance-based RSU vesting beyond the maximum award will benefit the executive officers.

The dollar value of the LTI awards is based upon one-third of each executive officer’s 100% target Profit Sharing Plan award for the 2013 or 2014 fiscal year, as applicable, because the LTI awards are compensating the executive officers for amounts that were historically funded from our Profit Sharing Plan. The actual number of performance-based RSUs, if the applicable minimum threshold percentage is met, will vest on a sliding scale of the target EPS performance percentage actually achieved and the dollar limits pre-established by the Compensation Committee for each individual executive officer. This amount is then adjusted by the percentage increase or decrease corresponding with our performance as measured by the ROIC performance metric. To the extent that we fail to meet our performance targets for the applicable 3-year period, then that portions of the shares underlying the performance-based RSUs will be canceled and will not vest. If, for example, we achieve an EPS equal to 75% of the EPS target our executive officers would receive 50% of the targeted shares. Similarly, if we achieve an EPS equal to 166.67% of EPS target, then our executive officers will receive 200% of the targeted shares.

In order to allow for vesting of 200% of the target performance-based RSUs (pursuant to the vesting criteria discussed above), each executive officer is granted a number of RSUs equal to two times the target grant. For fiscal year 2013, based upon the per share price on the first business day of fiscal 2013, December 3, 2012, of $32.75 the executive officers were granted RSUs as follows:

	Number of RSUs granted (represents maximum award of 200% of target award)	Value of LTIs at maximum award of 200% of target award	Number of RSUs vesting at 100% target performance	Value of LTIs at 100% target performance (represents 100% of target award)	Number of RSUs vesting at 75% of target performance	Value of LTIs at 75% target performance (represents 50% of target award)
Kevin Murai	31,450	$1,030,000	15,725	$515,000	7,862	$257,500
Peter Larocque	18,241	$597,400	9,120	$298,700	4,560	$149,350
Dennis Polk	18,241	$597,400	9,120	$298,700	4,560	$149,350
Marshall Witt	7,640	$250,210	3,820	$125,105	1,910	$62,553
Simon Leung	4,927	$161,366	2,463	$80,683	1,231	$40,342

For fiscal year 2014, based upon the per share price on the first business day of fiscal 2014, December 2, 2013, of $65.15, the executive officers were granted RSUs as follows:

	Number of RSUs granted (represents maximum award of 200% of target award)	Value of LTIs at maximum award of 200% of target award	Number of RSUs vesting at 100% target performance	Value of LTIs at 100% target performance (represents 100% of target award)	Number of RSUs vesting at 75% of target performance	Value of LTIs at 75% target performance (represents 50% of target award)
Kevin Murai	16,204	$1,055,750	8,102	$527,875	4,051	$263,937
Peter Larocque	9,398	$612,335	4,699	$306,167	2,349	$153,083
Dennis Polk	9,398	$612,335	4,699	$306,167	2,349	$153,083
Marshall Witt	3,936	$256,465	1,968	$128,232	984	$64,116
Simon Leung	2,538	$165,400	1,269	$82,700	634	$41,350

In addition, the vesting of the LTI awards is contingent upon the executive officer still being employed by us on the date of vesting.

In considering the appropriate performance metric for the LTI awards for fiscal year 2013, the Compensation Committee, with the assistance of senior management, concluded that applicable EPS and ROIC performance metrics be the same for all executive officers. The Compensation Committee also considered the aggregate projected cost of the equity grants to the executive officers under Financial Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (FASB ASC Topic 718).

With respect to both our annual equity grants and the LTI program, the Compensation Committee considers at least annually whether to approve specific long-term equity awards based on the recommendations of our President and Chief Executive Officer (except with respect to his own awards). When determining awards, the Compensation Committee considers factors such as the individual’s position with us, his prior and expected future performance and responsibilities, our retention and succession needs, and the long-term incentive award levels for comparable executives and key employees at companies that compete with us for executive and managerial talent. The Compensation Committee also considers the total value of equity awards previously granted and the existing equity ownership of each executive officer when determining restricted stock award levels, with particular attention paid to the value of unvested awards. In addition, the Compensation Committee considers the potential dilution and accounting costs of long-term equity awards as compared to those granted at other publicly traded companies that compete with us for business and executive talent. The 2013 Stock Incentive Plan does not state a formulaic method for weighing these factors, nor does the Compensation Committee employ one.

In general, we believe that the rebalancing of annual, variable compensation modified compensation program for our executive officers meets the objectives of rewarding executive officers for measurable results in meeting and exceeding goals and mitigates the potential for undue risk assumption.

LTI Program Transitional Bonuses. As noted above, the dollar value of the LTI awards is based upon one-third of each executive officer’s 100% target Profit Sharing Plan award for the fiscal year because the LTI awards will be funded from the historical Profit Sharing Plan. As a result of the 3-year vesting period of the LTI awards, the cash compensation due to the executive officers during this transition period is reduced by 25% of the executive officer’s applicable Profit Sharing Plan bonus. In order to bridge the initial implementation of the LTI program for our executive officers hired prior to fiscal year 2012, we will provide a transitional bonus to each of our executive officers equal to the amount of the cash compensation decrease resulting from the implementation of the LTI program in order to make up for this shortfall. In addition, in order to bridge the initial vesting period of the LTI awards granted to newly hired executive officers, we will also provide a transitional bonus to each of our executive officers equal to 25% of the executive officer’s applicable Profit Sharing Bonus. This transitional bonus will be earned based on achievement of the same metrics as the Profit Sharing Plan for the given year. In this way, the overall cash-flow effect to our executive officers and to the company will be largely the same with the new LTI program as compared to what would occur under the previous compensation program. This transitional bonus is applicable for fiscal years 2012 and 2013 and will not be part of our executive compensation in 2014 for our executive officers hired prior to fiscal year 2013. The LTI awards granted in fiscal year 2012 are expected to vest in fiscal year 2014, assuming that the applicable performance targets are achieved.

Deferred Compensation Plan. Our deferred compensation plan permits designated employees to accumulate income for retirement and other personal financial goals by deferring present income through a nonqualified plan. Our deferred compensation plan became effective on January 1, 1994 and was amended on January 7, 2008 to conform with changes required by Section 409A of the Internal Revenue Code of 1986, as amended (Code). Currently, none of our executive officers participate in this plan.

Benefits, Perquisites and Other. Other benefits to our executive officers include medical, dental and life insurance, as well as 401(k) plan participation. These benefits are generally available to all our employees.

Executive Compensation Discussion for the Named Executive Officers

President and Chief Executive Officer. Kevin Murai, our President and Chief Executive Officer and a Director, joined us in March 2008. Mr. Murai’s annual base salary was $600,000 in fiscal year 2013. Mr. Murai also received a bonus of $1,475,676 under our Profit Sharing Plan, a stock option grant of 33,869 shares, a restricted stock award of 6,469 shares, a grant of 31,450 RSUs and an LTI transition bonus of $491,892. Some of the primary factors affecting Mr. Murai’s compensation include, among other things, our performance toward our pre-established financial goals, comparative compensation of competitor companies and his overall leadership of our Company. In addition, Mr. Murai was responsible for the strategy of our Company resulting in strong operational execution within the core distribution segment; continued expansion into adjacent, higher margin service and solution businesses; continued organic revenue growth within the Concentrix global business services segment; the acquisition of the customer care business of IBM; and our overall performance, including 106 consecutive quarters of profitability and year over year increases in net income from continuing operations and operating margin. Mr. Murai was named one of 2013’s top 100 channel executives by UBM Channel’s CRN and while under Mr. Murai’s leadership in fiscal year 2013, we earned notable recognition, including being ranked No. 262 on the Fortune 500 list; being awarded the HP Partner in Excellence Award for the fourth consecutive year; being listed as one of the “Best Places to Work in South Carolina;” and certain customer and vendor awards. Also, Mr. Murai is instrumental in the development of other executives and instills his vision of the Company across the spectrum of all employees.

President, North America Distribution. Peter Larocque has served as our President, North America Distribution since November 2013 and previously served as President, U.S. Distribution from July 2006 through November 2013, as Executive Vice President of Distribution from June 2001 to July 2006, and as Senior Vice President of Sales and Marketing from September 1997 until June 2001. Mr. Larocque is responsible for our North America distribution business. Mr. Larocque’s annual base salary was $435,000 in fiscal year 2013. Mr. Larocque also received a bonus of $855,892 under our Profit Sharing Plan, a stock option grant of 10,584 shares, a restricted stock award of 3,234 shares, a grant of 18,241 RSUs and an LTI transition bonus of $285,297. Some of the primary factors affecting Mr. Larocque’s compensation include, among other things, our performance toward our pre-established financial goals, the strong performance of his division within our company, his contribution to the overall leadership of our company and his leadership of the sales and marketing function of our company in North America. In addition, Mr. Larocque contributed substantially to the continued development of our service offerings;

expansion of our product line card, especially in the communications, consumer, and networking markets; leadership of several significant sales divisions, including audio-visual, consumer electronics, enterprise, integrated communications, and technology solutions; organic growth of the U.S. distribution business, including Enterprise Solutions, Healthcare Solutions, Hyve Solutions, Networking Solutions, Reseller Marketing Solutions, Technology Solutions, and Wide Format Solutions; key customer initiatives, such as collocation and design programs; expansion of the VARNEX reseller community; and leadership of Share the Magic, our charitable fundraising efforts.

Chief Operating Officer. Dennis Polk is our Chief Operating Officer and has served in this capacity since July 2006. Mr. Polk is also a Director and has served in this capacity since February 2012. Mr. Polk previously served as Chief Financial Officer and Senior Vice President of Corporate Finance since joining us in February 2002. Mr. Polk’s annual base salary was $435,000 in fiscal year 2013. Mr. Polk also received a bonus of $930,892 under our Profit Sharing Plan, a stock option grant of 10,584 shares, a restricted stock award of 3,234 shares, a grant of 18,241 RSUs and an LTI transition bonus of $310,297. Some of the primary factors affecting Mr. Polk’s compensation include, among other things, our performance toward our pre-established financial goals, his contribution to the overall leadership of our company, inclusive of our profitability growth in fiscal year 2013; his leadership of the operations function of our company; his responsibility for our distribution operations; his responsibility for our support departments, including Information Technology, financial operations, legal, and mergers and acquisitions, including the acquisition and integration of Supercom Canada Limited and the acquisition of the customer care business of IBM; his responsibility for our China and Mexico operations; and his contributions to the amendment of the credit and securitization facilities in the U.S.

Chief Financial Officer. Marshall Witt has served as our Chief Financial Officer since April 2013. Mr. Witt’s annual base salary was $400,000 in fiscal year 2013. Mr. Witt also received a bonus of $263,577 under our Profit Sharing Plan, a restricted stock award of 14,228 shares, a grant of 7,640 RSUs and an LTI transition bonus of $87,859. Some of the primary factors affecting Mr. Witt’s compensation include, among other things, our performance toward our pre-established financial goals, his contribution to the overall leadership of our company, his transition to the Chief Financial Officer position, his leadership of the financial function of our company, his active involvement in, and oversight of, investor relations, the acquisition of the customer care business of IBM and the amendment of the credit and securitization facilities in the U.S. Mr. Witt was responsible for all aspects of our Company’s financial management.

Senior Vice President, General Counsel and Corporate Secretary. Simon Leung is our Senior Vice President, General Counsel and Corporate Secretary and has served in this capacity since May 2001. Mr. Leung joined us in November 2000 as Corporate Counsel. Mr. Leung’s annual base salary was $245,023 in fiscal year 2013. Mr. Leung also received a bonus of $268,689 under our Profit Sharing Plan, a restricted stock award of 3,234 shares, a grant of 4,927 RSUs and an LTI transition bonus of $89,563. Some of the primary factors affecting Mr. Leung’s compensation include, among other things, our performance toward our pre-established financial goals, his contribution to the overall leadership of our company, his leadership of the legal, compliance and corporate development functions of our company, his leadership in company-wide education of best practices and ethical standards, and his efficient discharge of corporate governance responsibilities. In addition, Mr. Leung contributed substantially to the acquisition of Supercom Canada Limited; the acquisition of the customer care business of IBM; amendment of the credit and securitization facilities in the U.S.; management of litigation within our expectations, including substantial recoveries; global treasury functions; and global compliance initiatives.

Former Chief Financial Officer. Thomas Alsborg served as our Executive Vice President and Chief Financial Officer from March 2007 to April 2013. Mr. Alsborg’s annual base salary was $220,869 in fiscal year 2013. Mr. Alsborg also received a retention bonus of $375,000 under our Profit Sharing Plan and a discretionary bonus of $230,769. Some of the primary factors affecting Mr. Alsborg’s compensation include, among other things, our performance toward our pre-established financial goals, his contribution to the overall leadership of our company, his leadership of the financial function of our company, his involvement in numerous analytical studies of various aspects of our business, and his active involvement in, and oversight of, investor relations. In addition, Mr. Alsborg also contributed significantly to the stock repurchase program. On June 7, 2012, we disclosed that Mr. Alsborg announced his intent to resign from his position as Executive Vice President and Chief Financial Officer and retire from our Company on or about November 30, 2012. On November 12, 2012, we announced that Mr. Alsborg and our Company entered into an employment contract according to which Mr. Alsborg would continue to serve as our Executive Vice President and Chief Financial Officer from December 1, 2012 until the earlier of May 31, 2013 or the appointment of a new Chief Financial Officer. Upon appointment of our new Chief Financial Officer, Mr. Alsborg transitioned to a consulting role through May 31, 2013 with continued employment status including ongoing employee benefits.

Tax Deductibility Considerations

Section 162(m) of the Code generally prohibits us from deducting the compensation of executive officers that exceeds $1,000,000 unless that compensation is contingent on the satisfaction of objective performance goals approved by our stockholders. Our Profit Sharing Plan and 2013 Stock Incentive Plan, which were both approved by our stockholders, are structured to permit bonus awards under those plans that are intended to qualify as performance-based compensation and maximize the tax deductibility of such awards. However, we reserve the discretion to pay compensation to our executive officers that may not be deductible.

Compensation Committee

The Compensation Committee has overall responsibility for our executive compensation policies as provided in a written charter adopted by the Board. The Compensation Committee is empowered to review and approve the annual compensation and compensation procedures for our executive officers. The Compensation Committee does not delegate any of its functions to others in setting compensation.

Compensation Consultant and Peer Group Analysis. To assist in this process, the Compensation Committee retained the services of Compensia, Inc. as its compensation consultant for fiscal years 2012 and 2013. Compensia reported directly to the Compensation Committee and the Compensation Committee directly approved the Compensia fees. Management had no role in the selection of the compensation consultant. The Compensation Committee retained the services of Compensia to outline executive compensation trends and developments, review and analyze SYNNEX’ executive compensation philosophy and programs, and provide summary of findings and considerations for use in fiscal years 2013 and 2014. Neither SYNNEX, nor the Compensation Committee engaged any compensation consultants during fiscal year 2013, whose fees exceeded $120,000. The Compensation Committee believes that the Compensia advice was independent of management, and Compensia has certified the same in writing, and benefited our company and stockholders. In reaching this conclusion, the Compensation Committee considered all factors relevant to Compensia’s independence from management, including factors suggested by the NYSE in its rules related to compensation advisor independence.

Compensia provided the Compensation Committee with a review of the overall compensation climate in the United States, best practices, and trends specific to our industry. Compensia provided analyses of base salaries, bonuses, long-term incentives and benefit practices of comparable peer companies. Compensia’s work did not raise any conflict of interest.

The following comparable Electronic Distribution peer companies were used in our competitive benchmarking:

Anixter International, Inc.

Arrow Electronics, Inc.

Avnet, Inc.

Computer Sciences

Flextronics

Ingram Micro, Inc.

Insight Enterprises

Jabil Circuit

NCR Corporation

SAIC

Sanmina-SCI

ScanSource, Inc.

Tech Data Corporation

In addition to talking to members of the Compensation Committee, Compensia also contacted certain of our executive officers and other employees in our human resources department to obtain historical data and insight into previous compensation practices. The Compensation Committee took information provided by Compensia into consideration when setting executive compensation for fiscal years 2013 and 2014 and used them as a basis for making changes to executive compensation for fiscal years 2013 and 2014.

Tally Sheets and the Role of President and Chief Executive Officer. In fiscal year 2013, the Compensation Committee continued the practice of reviewing the total remuneration of the executive officers using summary tables, or tally sheets. These tally sheets allowed the Compensation Committee to undertake a comprehensive review across all forms of compensation, and to understand the effect that changing profit and stock price scenarios could have on such remuneration forms.

Mr. Murai also made recommendations to the Compensation Committee as to the compensation of the other named executive officers. The Compensation Committee may accept or adjust such recommendations for these officers. However, in general, the Compensation Committee considered the recommendations of our President and Chief Executive Officer, the named executive officer’s role, responsibilities and performance during the past year, and the amount of compensation paid to named executive officers in similar positions at comparable companies. These recommendations were considered in relation to annual performance reviews and played an important role in the compensation determinations by the Compensation Committee. For Mr. Murai, the Compensation Committee solely determines the compensation of the President and Chief Executive Officer based on a performance review and competitive benchmarking.

In general, we believe that the current executive compensation program meets the objectives of rewarding executive officers for measurable results in meeting and exceeding goals.

Compensation Committee Report

The following report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by SYNNEX under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with SYNNEX’ management. Based on this review and these discussions, the Compensation Committee recommended to the Board of Directors of SYNNEX that the Compensation Discussion and Analysis be included in SYNNEX’ proxy statement on Schedule 14A and incorporated by reference into its Annual Report on Form 10-K for the fiscal year ended November 30, 2013.

Respectfully submitted on February 14, 2014, by the members of the Compensation Committee of your Board of Directors:

Mr. Fred Breidenbach, Chairman Mr. Thomas Wurster Mr. Duane Zitzner

2013 Summary Compensation Table

The following table sets forth compensation for services rendered in all capacities to us for the three fiscal years ended November 30, 2011, 2012 and 2013 for our President and Chief Executive Officer, Chief Financial Officer, former Chief Financial Officer and the three other most highly compensated executive officers as of November 30, 2013 whose total compensation for fiscal year ended November 30, 2013 exceeded $100,000, whom we refer to in this Proxy Statement as the named executive officers.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Kevin Murai
President, Chief Executive	2013	600,000	—	772,700	735,674	1,967,568	—	4,075,942
Officer, and Director	2012	600,000	—	560,125	740,696	1,784,400	—	3,685,221
	2011	557,692	—	434,353	663,940	2,146,458	—	3,802,443
Peter Larocque
President, North America	2013	435,000	—	719,591	264,178	1,141,189	1,200	2,561,158
Distribution	2012	429,500	—	561,210	229,743	1,034,952	3,475	2,258,880
	2011	384,346	—	508,191	227,745	1,471,464	850	2,592,596
Dennis Polk
Chief Operating Officer	2013	435,000	—	719,590	230,842	1,241,189	1,200	2,627,821
and Director	2012	429,500	—	561,210	224,187	1,034,952	1,200	2,251,049
	2011	380,115	—	508,192	227,745	1,226,220	850	2,343,122
Marshall Witt(3)
Chief Financial Officer	2013	246,154	300,000	94,993	—	351,436	112,275	1,104,858
Simon Leung
Senior Vice President,	2013	245,023	—	185,708	—	358,252	1,200	790,183
General Counsel and	2012	239,936	—	116,152	—	291,479	1,200	648,767
Corporate Secretary	2011	228,769	—	83,906	—	318,588	850	632,113
Thomas Alsborg(4)
Former Chief Financial	2013	220,869	605,769	70,281	125,396	—	1,200	1,023,515
Officer	2012	338,192	—	126,806	189,649	446,100	1,200	1,101,947
	2011	276,154	—	147,099	187,133	674,994	850	1,286,230

(1)	Amounts listed in these columns represent the grant date fair value of stock awards and option awards recognized by us under ASC 718, disregarding estimated forfeitures, for fiscal year ended November 30, 2013, rather than amounts realized by the named individuals. See Note 5 “Share-Based Compensation” for our valuation assumptions for this expense included in our Annual Report on Form 10-K for fiscal year ended November 30, 2013. Performance-based RSUs granted under our LTI program provide an opportunity for employees to receive common stock if a performance measure is met for the three-year performance period. If the minimum performance measure is not met, no award is earned. If at least the minimum performance measure is attained, awards can range from 50% of the target number of shares to 200% of the target number of shares underlying the performance-based RSUs. The amounts in the table above reflect the value of the performance-based RSUs based on our company’s projected results.
(2)	Represents performance-based bonus awards under the Profit Sharing Plan earned in fiscal 2013, but paid in 2014, and LTI program transitional bonuses as follows and calculated as described in the Compensation Discussion and Analysis beginning on page 27: (a) Mr. Murai received $1,475,676 under our Profit Sharing Plan and an LTI transition bonus of $491,892; (b) Mr. Witt received $263,577 under our Profit Sharing Plan and an LTI transition bonus of $87,859; (c) Mr. Larocque received $855,892 under our Profit Sharing Plan and an LTI transition bonus of $285,297; (d) Mr. Polk received $930,892 under our Profit Sharing Plan and an LTI transition bonus of $310,297; and (e) Mr. Leung received $268,689 under our Profit Sharing Plan and an LTI transition bonus of $89,563.

(3)	Mr. Witt joined us in April 2013. We paid Mr. Witt a hiring bonus of $300,000 and relocation expenses of $111,075.
(4)	Mr. Alsborg resigned as our Chief Financial Officer in May 2013. He received a retention bonus of $375,000 and a discretionary bonus of $230,769.

2013 Grants of Plan-Based Awards

The following table sets forth information on grants of plan-based awards in fiscal year ended November 30, 2013 to the named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($/Sh)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin Murai		—	—	—	7,862	15,725	31,450	—	—	—	$35.23
		1,030,000	2,060,000	3,090,000	—	—	—	—	—	—	—
	10/3/2013	—	—	—	—	—	—	6,469	—	—	$61.83
	10/3/2013	—	—	—	—	—	—	—	33,869	$61.83	$23.62
Peter Larocque		—	—	—	4,560	9,120	18,241	—	—	—	$35.23
		597,400	1,194,800	1,792,200	—	—	—	—	—	—	—
	10/3/2013	—	—	—	—	—	—	3,234	—	—	$61.83
	10/3/2013	—	—	—	—	—	—	—	10,584	$61.83	$23.62
Dennis Polk		—	—	—	4,560	9,120	18,241	—	—	—	$35.23
		597,400	1,194,800	1,792,200	—	—	—	—	—	—	—
	10/3/2013	—	—	—	—	—	—	3,234	—	—	$61.83
	10/3/2013	—	—	—	—	—	—	—	10,584	$61.83	$23.62
Marshall Witt		183,196	476,310	549,589	—	—	—	—	—	—	—
	4/8/2013	—	—	—	1,910	3,820	7,640	—	—	—	$35.14
	4/8/2013	—	—	—	—	—	—	14,228	—	—	$35.14
Simon Leung		—	—	—	1,231	2,463	4,927	—	—	—	$35.23
		161,367	322,733	484,100	—	—	—	—	—	—	—
	10/3/2013	—	—	—	—	—	—	3,234	—	—	$61.83

(1)	The target incentive amounts shown in this column reflect our annual bonus awards originally provided under our Profit Sharing Plan and represents pre-established target awards as a percentage of base salary for fiscal year ended November 30, 2013, with the potential for actual awards under the plan to either exceed or be less than such funding target depending upon corporate performance. Actual award amounts are not guaranteed and are determined at the discretion of the Compensation Committee, which may consider an individual’s performance during the period. For additional information, please refer to the Compensation Discussion and Analysis section. Actual Profit Sharing Plan payouts, along with LTI program transitional bonuses, are reflected in the Non-Equity Incentive Plan Compensation column of the 2013 Summary Compensation Table.
(2)	The threshold illustrates the smallest payout that can be made if all of the pre-established performance objectives are achieved at the minimum achievement level. The target is the payout that can be made if the pre-established performance objectives have been achieved at the target achievement level. The maximum is the greatest payout that can be made if the pre-established maximum performance objectives are achieved or exceeded at the outperform achievement levels. Actual payouts may be more or less than these amounts and are at the discretion of the Compensation Committee.
(3)	These shares represent the range of shares that may be released at the end of the performance period for the LTI awards, December 1, 2012 to November 30, 2015. If the minimum threshold target performance percentage of the internally established EPS goal is not achieved, no performance-based RSUs will vest for the executive officers.

(4)	The restricted stock awards vest as to 20% of the shares on the first five anniversaries of the grant date.
(5)	The option awards vest and become exercisable as to 20% of the shares on the first anniversary of the grant date and the remaining vest monthly thereafter over the remaining four-year period.

Narrative to 2013 Summary Compensation Table and 2013 Grants Plan-Based Awards Table

See Compensation Discussion and Analysis above for a complete description of compensation plans pursuant to which the amounts listed under the 2013 Summary Compensation Table and 2013 Grants of Plan-Based Awards Table were paid or awarded and the criteria for such payment, including targets for payment of annual incentives, as well as performance criteria on which such payments were based. The Compensation Discussion and Analysis also describes the options, restricted stock awards and RSU grants.

Except as otherwise noted, all stock awards and option awards vest over five years beginning on the grant date, with the first vesting occurring on the first anniversary of the grant date.

Employment Contracts, Termination of Employment and Change-of-Control Arrangements

The following summarizes our employment arrangement with our executive officers, including potential payments payable to our executive officers upon termination of employment or a change of control of us under their current employment agreements and our other compensation programs. The Compensation Committee may in its discretion revise, amend or add to these benefits if it deems advisable. Although much of the compensation for our executive officers is performance-based and largely contingent upon achievement of aggressive financial goals, our change of control arrangements provide important protection to our executive officers, are consistent with practice of our peer companies, and are appropriate for attraction and retention of executive talent.

Consistent with the practice of our peer companies, other compensation decisions are not generally based on the existence of this severance protection. We find it more equitable to offer severance benefits based on a standard formula relating to the executive officer’s title or title equivalent and tenure with the company because severance often serves as a bridge when employment is involuntarily terminated, and should therefore not be affected by other, longer-term accumulations.

Kevin Murai. On March 31, 2008, the Board of Directors appointed Kevin Murai as Co-Chief Executive Officer of SYNNEX and he subsequently became Chief Executive Officer in December 2008. In connection with Mr. Murai’s employment with SYNNEX, Mr. Murai and our company executed an employment offer which provided for certain severance benefits. If we terminate Mr. Murai’s employment with our company after March 31, 2008 for a reason other than Cause, Disability or death, as such terms are defined in the employment offer, then Mr. Murai will receive the following severance benefits from us:

•	Severance Payments. Mr. Murai will be paid severance for twelve (12) months following the employment termination date at a monthly rate equal to his annual base salary rate plus target incentive bonus, as then in effect, divided by twelve (12) months. Such payments shall be paid periodically in accordance with our normal payroll policies.

•	Continued Health Benefits. Mr. Murai will receive reimbursement from us of the group health continuation coverage premiums for Mr. Murai and his eligible dependents under Section 4980B of the Code or corresponding provisions of state law, or COBRA through the earliest of (x) the twelve-month anniversary of the date of termination of employment, (y) the date upon which Mr. Murai and his eligible dependents become covered under similar plans or (z) the date Mr. Murai no longer qualifies as a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Code); provided, however, that Mr. Murai is solely responsible for timely electing COBRA coverage.

The receipt of any severance benefits will be subject to Mr. Murai signing and not revoking a release of claims in a form acceptable to the company within such period of time as we may require, but not to exceed 21 days following his termination of employment. The receipt of any such severance and change of control benefits will be subject to Mr. Murai not violating the non-competition and non-solicitation covenants of the agreement.

Other than as described above, the employment agreement of Mr. Murai does not provide for repricings or other material modifications of outstanding stock options or other equity-based awards; payment of dividends; material waiver or modification of any specified performance target, goal or condition to payout under any reported incentive payout plan or any formula with respect to level of annual base salary and bonus in proportion to total compensation.

Other Executive Officers. If any of the following categories of officers is terminated without cause within two months before or 12 months after a change of control of us (including a voluntary termination because of a reduction in salary or position or a relocation), the officer is entitled to the following:

•	Executive Vice Presidents are entitled to salary continuation at a rate equal to the average of total salary and bonus over the prior three years for a minimum of 18 months plus one month per year of employment after the eighteenth year of employment, up to a maximum of 24 months, and paid COBRA for two years; and

•	Senior Vice Presidents and the Chief Information Officer are entitled to salary continuation at a rate equal to the average total salary and bonus over the prior three years for a minimum of 12 months plus one month per year of employment after the thirteenth year of employment, up to a maximum of 18 months, and paid COBRA for one year.

Severance payments will be delayed for six months following termination of employment to the extent required by Section 409A.

Peter Larocque, Dennis Polk and Marshall Witt are classified in the Executive Vice President and above category of officers and Simon Leung is classified in the Senior Vice President and above category of officers. For these other executive officers, we believe that structuring their severance benefits in the above described fashion in connection with a change of control and tying each individual’s severance payment with his length of service with us, encourages their retention, rewards them for their individual contributions, loyalty, teamwork and integrity, and motivates them to achieve returns for our stockholders.

For each of these other executive officers, if their employment with us terminates as a result other than termination without cause within two months before or 12 months after a change of control of us, then they will not be entitled to receive the above severance benefits. They are entitled to receive compensation and benefits through the date of termination in accordance with our established plans.

CFO Resignation. On June 7, 2012, we disclosed that Thomas Alsborg announced his intent to resign from his position as Executive Vice President and Chief Financial Officer and retire on or about November 30, 2012. On November 12, 2012, we announced that we had entered into an employment contract with Mr. Alsborg according to which Mr. Alsborg would continue to serve as our Executive Vice President and Chief Financial Officer from December 1, 2012 until the earlier of May 31, 2013 or the appointment of a new Chief Financial Officer. Upon appointment of our new Chief Financial Officer, Mr. Alsborg transitioned to a consulting role through May 31, 2013 with continued employment status including ongoing employee benefits.

In connection with Mr. Alsborg’s decision to continue serving with us for up to an additional six months, we agreed to pay Mr. Alsborg an annual base salary for fiscal 2013 of $375,810, plus the equivalent of an annualized bonus of $500,000, payable biweekly, through May 31, 2013. We also agreed to pay Mr. Alsborg an additional bonus of $375,000, payable in lump sum subject to withholding within 30 days of May 31, 2013 to provide transition services and in consideration for certain non-competition provisions through May 31, 2013. In addition, we agreed to continue the vesting and extension of the exercise period of his outstanding equity awards until January 31, 2014.

Potential Payments upon Termination or Change of Control

The following table sets forth potential payments payable to our current executive officers upon termination of employment or a change in control. The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable. Except with respect to Mr. Alsborg, the table below reflects amounts payable to our named executive officers assuming a change of control on, and/or their employment was terminated on November 30, 2013. With respect to Mr. Alsborg, the amounts in the table reflect what was actually paid to Mr. Alsborg in connection with his retirement.

Name	Benefit	Termination for Good Reason/Without Cause; No Change of Control ($)	Termination Without Cause with Change of Control ($)
Kevin Murai	Salary	600,000	600,000
	Bonus	2,060,000	2,060,000
	Option acceleration	—	—
	Benefits continuation	5,937	5,937
	Total value	2,665,937	2,665,937

Peter Larocque	Salary	—	3,327,451
	Bonus	—	—
	Option acceleration	—	—
	Benefits continuation	—	37,066
	Total value	—	3,364,517

Dennis Polk	Salary	—	2,396,787
	Bonus	—	—
	Option acceleration	—	—
	Benefits continuation	—	37,066
	Total value	—	2,433,853

Marshall Witt	Salary	—	667,777
	Bonus	—	—
	Option acceleration	—	—
	Benefits continuation	—	37,066
	Total value	—	704,843

Simon Leung	Salary	—	625,365
	Bonus	—	—
	Option acceleration	—	—
	Benefits continuation	—	18,533
	Total value	—	643,898

Thomas Alsborg	Salary	—	202,328
	Bonus	—	605,769
	Option acceleration	—	—
	Benefits continuation	—	—
	Total value	—	808,097

2013 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding outstanding equity-based awards, including the potential dollar amounts realizable with respect to each award.

	Option Awards(1)					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights that have not Vested ($)
Kevin Murai	150,000	—		19.41	10/3/2018	—	—	—		—
	55,000	5,000		30.96	9/29/2019	—	—	—		—
	49,000	11,000		29.20	4/1/2020	—	—	—		—
	38,061	35,605		26.98	10/5/2021	—	—	—		—
	19,535	42,153		32.40	10/3/2022	—	—	—		—
	—	33,869		61.83	10/3/2023	—	—	—		—
	—	—		—	—	3,000	198,480	—		—
	—	—		—	—	6,000	396,960	—		—
	—	—		—	—	8,895	588,493	—		—
	—	—		—	—	9,382	620,713	—		—
	—	—		—	—	6,469	427,989	—		—
	—	—		—	—	—	—	34,128	(4)	2,257,908
	—	—		—	—	—	—	31,450	(5)	2,080,732
Peter Larocque	3,983	—		23.13	10/18/2016	—	—	—		—
	1,250	—		20.40	10/2/2017	—	—	—		—
	6,250	—		19.41	10/3/2018	—	—	—		—
	14,583	2,917		30.96	9/29/2019	—	—	—		—
	12,102	7,521		27.87	10/7/2020	—	—	—		—
	11,894	11,126		26.98	10/5/2021	—	—	—		—
	9,088	18,305	(2)	32.40	10/3/2022	—	—	—		—
	—	10,584		61.83	10/3/2023	—	—	—		—
	—	—		—	—	1,300	86,008	—		—
	—	—		—	—	—	—	50,000	(3)	3,308,000
	—	—		—	—	2,870	189,879	—		—
	—	—		—	—	4,446	294,147	—		—
	—	—		—	—	—	—	19,794	(4)	1,309,571
	—	—		—	—	4,691	310,357	—		—
	—	—		—	—	—	—	18,241	(5)	1,206,825
	—	—		—	—	3,234	213,961	—		—
Dennis Polk	18,000	—		23.13	10/18/2016	—	—	—		—
	1,000	—		20.40	10/2/2017	—	—	—		—
	4,699	—		19.41	10/3/2018	—	—	—		—
	14,583	2,917		30.96	9/29/2019	—	—	—		—
	12,102	7,521		27.87	10/7/2020	—	—	—		—
	11,894	11,126		26.98	10/5/2021	—	—	—		—
	6,105	13,172		32.40	10/3/2022	—	—	—		—
	—	10,584		61.83	10/3/2023	—	—	—		—
	—	—		—	—	1,300	86,008	—		—
	—	—		—	—	2,870	189,879	—		—

	Option Awards(1)				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights that have not Vested ($)
	—	—	—	—	—	—	50,000	(3)	3,308,000
	—	—	—	—	4,446	294,147	—		—
	—	—	—	—	—	—	19,794	(4)	1,309,571
	—	—	—	—	4,691	310,357	—		—
	—	—	—	—	—	—	18,241	(5)	1,206,825
	—	—	—	—	3,234	213,961	—		—
Marshal Witt	—	—	—	—	14,228	941,324	—		—
	—	—	—	—	—	—	7,640	(5)	505,462
Simon Leung	10,431	—	16.10	9/27/2014	—	—	—		—
	2,661	—	17.17	9/20/2015	—	—	—		—
	—	—	—	—	600	39,696	—		—
	—	—	—	—	1,436	95,006	—		—
	—	—	—	—	3,335	220,644	—		—
	—	—	—	—	—	—	5,574	(4)	368,776
	—	—	—	—	4,937	326,632	—		—
	—	—	—	—	—	—	4,927	(5)	325,970
	—	—	—	—	3,234	213,961	—		—
Thomas Alsborg(6)	50,000	—	21.24	3/30/2017	—	—	—		—
	7,500	—	21.52	1/18/2018	—	—	—		—
	8,250	—	19.41	10/3/2018	—	—	—		—
	8,800	—	30.96	9/29/2019	—	—	—		—
	6,895	—	27.87	10/7/2020	—	—	—		—
	6,339	—	26.98	10/5/2021	—	—	—		—
	—	—	—	—	600	24,330	—		—
	—	—	—	—	1,600	64,880	—		—
	—	—	—	—	2,669	108,228	—		—
	—	—	—	—	3,848	156,036	—		—
	—	—	—	—	—	—	8,532	(4)	345,973

(1)	All stock awards listed in this table vest as to 20% of the shares on each of the first five anniversaries of the grant date and, unless otherwise noted, all option awards listed in these columns vest and become exercisable as to 20% of the shares on the first anniversary of the grant date and the remaining vest monthly thereafter over the remaining four-year period.
(2)	The option award with respect to 8,115 shares vests as to approximately 33% of the shares on the first anniversary date of the grant and vests as to 1/36th of the shares monthly thereafter.
(3)	These RSUs will vest in full on the fifth anniversary of April 29, 2010 (Original Grant Date). A portion of the RSUs will vest upon the fourth and fifth anniversary of the Original Grant Date provided that the officer remains in continuous employment by SYNNEX through the vesting date. An additional portion of the RSUs will vest on the fourth and fifth anniversary of the Original Grant Date provided, that (i) the officer remains in continuous employment by SYNNEX through the vesting date and (ii)(A) on the fourth anniversary of the Original Grant Date, SYNNEX achieves on a cumulative basis, 5% compound annual growth rate (CAGR) in earnings before interest and taxes (EBIT) from continuing operations in fiscal years ended November 30, 2011 through 2013, and (B) on the fifth anniversary of the Original Grant Date, SYNNEX achieves on a cumulative basis, 5% CAGR in EBIT from continuing operations in fiscal years ending November 30, 2011 through 2014. In the event of an officer’s death prior to the fifth anniversary of the Original Grant Date, SYNNEX will transfer to such officer’s estate the number of shares that would have vested on an annual basis on or prior to such officer’s death.

(4)	These RSUs granted on March 19, 2012 will cliff vest on November 30, 2014. The actual number of RSUs that will vest is based upon (1) the achievement of certain threshold EPS target performance percentages and (2) the achievement of certain ROIC performance percentages with both performance metrics measured over a 3-year period. The vesting is contingent upon the officer remaining in continuous employment by SYNNEX through the vesting date provided, however, that in the event of an officer’s death prior to November 30, 2014, SYNNEX will transfer to such officer’s estate the number of shares that would have vested on an annual basis on or prior to such officer’s death.
(5)	These RSUs granted on January 8, 2013 will cliff vest on November 30, 2015. The actual number of RSUs that will vest is based upon (1) the achievement of certain threshold EPS target performance percentages and (2) the achievement of certain ROIC performance percentages with both performance metrics measured over a 3-year period. The vesting is contingent upon the officer remaining in continuous employment by SYNNEX through the vesting date provided, however, that in the event of an officer’s death prior to November 30, 2015, SYNNEX will transfer to such officer’s estate the number of shares that would have vested on an annual basis on or prior to such officer’s death.
(6)	Information set forth in the table is as of May 31, 2013.

2013 Option Exercises and Stock Vested Table

The following table sets forth the dollar amounts realized pursuant to the vesting or exercise of equity-based awards during the latest fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Kevin Murai	—	—	21,311	895,141
Peter Larocque	36,000	888,199	7,091	435,287
Dennis Polk	24,000	615,980	7,091	435,287
Marshall Witt	—	—	—	—
Simon Leung	4,783	148,605	4,465	274,178
Thomas Alsborg	88,409	1,678,083	3,752	217,037

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.
(2)	Amounts reflect the aggregate market value of shares on the vesting date.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. The Compensation Committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Code, may elect to adopt qualified or non-qualified defined benefit plans if the Compensation Committee determines that doing so is in our best interests.

Nonqualified Deferred Compensation Plans

As discussed above, we maintain a deferred compensation plan, which became effective on January 1, 1994. The deferred compensation plan is designed to permit designated officers and directors to accumulate additional income for retirement and other personal financial goals through a nonqualified deferred compensation plan that enables the officer or director to make elective deferrals of a specified amount of salary or bonus to which he or she will become entitled in the future. The balance in a participant’s account will be distributed in full after the earlier of their termination of employment with us or upon attaining the age of 65. The distribution may be paid in one lump sum or in equal monthly or annual installments over a period not to exceed 15 years. Under certain circumstances, a participant may receive an early distribution in the form of a lump sum payment, subject to certain penalties. As noted above, this plan was amended effective January 1, 2005 to conform with changes required under Section 409A of the Code. As a result, for account balances earned after 2004, distributions to officers upon termination of employment are generally subject to a six-month delay, and accelerated distributions are generally prohibited.

PROPOSAL 2

ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION

General

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires us to obtain an advisory vote (non-binding) from our stockholders on our executive compensation as disclosed in this Proxy Statement, which is often referred to as a “say on pay” proposal. Consistent with the stockholders’ 2010 advisory vote on the frequency of holding an advisory vote on SYNNEX’ executive compensation, we are seeking an advisory vote on executive compensation every year until the next required stockholder vote on the frequency of stockholder votes on executive compensation.

As described in the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement, our executive compensation programs and policies play an important role in achieving our objective of sustainable long-term growth in stockholder value. As a guiding principle, our executive compensation programs and policies are designed to motivate, retain and reward our executives for superior short- and long-term performance for our company and our stockholders.

We are asking that our stockholders indicate their support of our executive compensation as described in this Proxy Statement. While this advisory vote on executive compensation is non-binding, the Board and the Compensation Committee will review the outcome of this vote and take the vote into consideration when reviewing our compensation policies and procedures. This is not intended to address specific items of compensation, but rather the overall compensation of our named executive officers and our executive compensation policies and procedures as described in this proxy statement. Stockholders who want to communicate with the Board should refer to “Communications with the Board of Directors” in this Proxy Statement for additional information.

At the Annual Meeting we will ask our stockholders to approve the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as described in the Company’s proxy statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other compensation related tables and disclosure.”

Required Vote

Approval of our executive compensation, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other compensation related tables and disclosure as described in the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” approval.

The Board recommends a vote “FOR” the approval of our executive compensation as described in this Proxy Statement.

PROPOSAL 3

APPROVAL OF 2014 EMPLOYEE STOCK PURCHASE PLAN

Subject to stockholder approval, the Board has approved the 2014 Employee Stock Purchase Plan (2014 Plan) to replace our Amended and Restated 2003 Employee Stock Purchase Plan. The following is a summary of material terms of the 2014 Plan. All statements herein are intended only to summarize the 2014 Plan and are qualified in their entirety by reference to the 2014 Plan itself. For a more complete description of the terms of the 2014 Plan, you should read a copy of the 2014 Plan which is set forth in Appendix A.

Employee Stock Purchase Plan

The purpose of the 2014 Plan is to provide eligible employees with an opportunity to increase their proprietary interest in our success by purchasing shares of common stock at a price below their market value and to pay for the purchases through payroll deductions, thereby enabling us to attract, retain and motivate valued employees. A total of 750,000 shares of common stock will be reserved for issuance under the 2014 Plan.

Administration

The 2014 Plan is administered by the Compensation Committee. The Compensation Committee has the authority to construe, interpret and apply the terms of the 2014 Plan, to determine eligibility, to establish such limitations and procedures as it determines are consistent with the 2014 Plan and to adjudicate any disputed claims under the 2014 Plan.

Eligibility; Price of Shares

Each regular full-time and part-time employee of our company and subsidiaries in the United States designated by the Board who customarily works more than 20 hours per week and more than five months per calendar year, other than highly compensated individuals ranked assistant vice president or higher, is eligible to participate in the 2014 Plan. As of November 30, 2013, 2,467 employees were eligible to participate in the 2014 Plan.

Under the 2014 Plan, each calendar year is divided into four three-month “offering periods” commencing January 1, April 1, July 1 and October 1. At the end of each offering period, we will apply the amount contributed by the participant during that period to purchase shares of common stock for him or her. The purchase price will be equal to 95% of the lower of (a) the market price of common stock on the first day of the applicable offering period or (b) the market price of common stock on the last business day of the applicable offering period.

Participation; Payroll Deductions; Purchase of Shares

Eligible employees become participants in the 2014 Plan by executing an enrollment form authorizing payroll deductions and filing it at the prescribed location at least fifteen days before the first day of the applicable offering period. The payroll deductions made for each participant may not be less than 1% and not more than 15% of the participant’s cash compensation, and may not exceed $10,000 per calendar year. Payroll deductions commence with the first paycheck issued during the offering period and are deducted from subsequent paychecks throughout the offering period unless terminated as provided in the 2014 Plan.

The amounts credited to the participant’s account are applied to purchase shares as of the last day of the offering period. Certificates representing the shares are delivered to the participant or held for the participant’s benefit in a brokerage account.

Special Limitations

The 2014 Plan imposes certain limitations upon a participant’s right to acquire shares of our common stock, including the following limitations:

•	No employee is eligible to participate in the 2014 Plan if, immediately after electing to participate, the employee would own stock of our company (including stock such employee may purchase under outstanding options) representing 5% or more of the total combined voting power or value of all classes of stock of our company.

•	No employee is permitted to continue to participate under the 2014 Plan and all similar purchase plans of our company or its subsidiaries, if his or her right to purchase stock would accrue at a rate exceeding $25,000 of the fair market value of such stock (determined at the time the right is granted) per calendar year.

•	No participant may purchase more than 625 shares in any one offering period.

Withdrawal from the 2014 Plan; Termination of Employment

Participants may withdraw from the 2014 Plan at any time before the last day of the offering period. As soon as practicable after withdrawal, payroll deductions cease and all amounts credited to the participant’s account are refunded in cash, without interest. A participant who has withdrawn from the 2014 Plan cannot be a participant in future offering periods unless he or she reenrolls pursuant to the 2014 Plan’s guidelines.

Termination of a participant’s status as an eligible employee is treated as an automatic withdrawal from the 2014 Plan. A participant may designate in writing a beneficiary who is to receive shares and cash in the event of the participant’s death subsequent to the purchase of shares. Any other attempted assignment, except by will, and the laws of descent and distribution, may be treated as a withdrawal.

Amendment and Termination

The 2014 Plan may be amended or terminated at any time by the Board, subject to stockholder approval to the extent required by applicable laws.

Effect of Certain Corporate Events

In the event of an increase or decrease in the number of outstanding shares of common stock resulting from a subdivision or consolidation of the outstanding common stock, the declaration of a dividend payable in common stock, or any other increase or decrease in such shares effected without the receipt of consideration by us, the Compensation Committee will make proportionate adjustments in the number and purchase price of shares and individual purchase limitations under the 2014 Plan, as appropriate. If the 2014 Plan is not assumed upon a merger or other corporate reorganization, the offering period then in progress shall terminate and shares shall be purchased immediately prior to the transaction.

Federal Income Tax Aspects of the 2014 Plan

The following brief summary of the effect of U.S. federal income taxation upon the participant and us with respect to the shares purchased under the 2014 Plan does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or non-U.S. jurisdiction in which the participant may reside.

The 2014 Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code of 1986, as amended. Under these provisions, no income will be taxable to a participant until the shares purchased under the 2014 Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant generally will be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than 2 years from the first day of the applicable offering and 1 year from the applicable date of purchase, the participant will recognize ordinary income measured as the lessor of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or (b) the excess of the fair market value of a share on the offering date that the right was granted over the purchase price for the right. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of either of these holdings periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. We generally are not entitled to a deduction of or amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

New Plan Benefits

As noted above, no highly compensated individual ranked assistant vice president or higher is eligible to participate in the 2014 Plan. As such, no current executive officer or non-employee director will receive any benefit under the 2014 Plan. Neither executive officers nor non-employee directors were eligible to participate under the Amended and Restated 2003 Employee Stock Purchase Plan. Purchase rights are subject to employee’s discretion, including the employee’s election to participate in the 2014 Plan. As such, it is not possible to determine the benefits that will be received by employees if our stockholders approve the 2014 Plan. However, during the fiscal year ended November 30, 2013, all employees, excluding the executive officers, purchased 41,063 shares of common stock under the Amended and Restated 2003 Employee Stock Purchase Plan at a weighted average price of $34.69 per share.

Required Vote

Approval of the 2014 Plan requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” approval of the 2014 Plan.

The Board of Directors recommends a vote FOR approval of the 2014 Plan.

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTANTS

The Audit Committee, which is composed entirely of non-employee independent directors, has selected KPMG LLP as independent registered public accountants to audit our books, records and accounts and our subsidiaries for the fiscal year ending November 30, 2014. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

The Board has endorsed the appointment of KPMG LLP. Ratification of the selection of KPMG LLP by stockholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to the stockholders for ratification at the Annual Meeting. If the stockholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain KPMG LLP, but may retain KPMG LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of SYNNEX and our stockholders.

As previously reported on a current report on Form 8-K, filed with the SEC on February 15, 2012, effective February 9, 2012, the Audit Committee terminated PricewaterhouseCoopers LLP, and approved the selection of KPMG LLP, as our independent registered public accounting firm for the fiscal year ended November 30, 2012.

PricewaterhouseCoopers LLP’s reports on our consolidated financial statements as of and for the fiscal years ended November 30, 2010 and 2011 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended November 30, 2011 and 2010 and the subsequent period through February 9, 2012, we did not have any disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its report. Also during this period, there were no reportable events as that term is described in Item 304(a)(1)(v) of Regulation S-K.

We provided PricewaterhouseCoopers LLP with a copy of our current report on Form 8-K prior to its filing with the SEC and requested that PricewaterhouseCoopers LLP furnish us with a letter addressed to the SEC stating whether it agreed with the above statements and, if not, stating the respects in which it did not agree. A copy of the letter from PricewaterhouseCoopers LLP, dated February 13, 2012, is attached as Exhibit 16.1 to the current report on Form 8-K.

During the fiscal years ended November 30, 2011 and 2010 and the subsequent period through February 9, 2012, we did not consult with KPMG, nor did anyone acting on our behalf, regarding any of the matters or events described in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Audit and Non-Audit Fees

The following table presents the aggregate fees for professional services rendered for us by KPMG LLP and PricewaterhouseCoopers LLP for the fiscal years ended November 30, 2013 and 2012, respectively, were as follows:

	KPMG		PWC
Services Provided	2013	2012	2012
Audit	$1,577,670	$1,647,075	$171,450
Audit Related	65,000	—	—
Tax	85,260	12,782	19,200
All Other	—	—	3,110
Total	$1,727,930	$1,659,857	$193,760

Audit Fees. The aggregate fees billed for the fiscal years ended November 30, 2013 and 2012, were for professional services rendered for the audits of our consolidated financial statements, statutory audits of our subsidiaries, comfort letters, reviews of our interim consolidated financial statements and services provided in connection with statutory and regulatory filings.

Audit Related Fees. The aggregate fees billed for the fiscal years ended November 30, 2013 were for professional services rendered relating to due diligence for mergers and acquisitions.

Tax Fees. The aggregate fees billed for the fiscal years ended November 30, 2013 and 2012 were for professional services rendered relating to consulting services for international tax compliance and international tax consulting and planning services, and state tax audit and related services.

All Other Fees. All other fees billed for the fiscal year ended November 30, 2012 were for an online accounting research tool subscription.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by KPMG LLP and the estimated fees related to these services.

During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the registered public accountants. The services and fees must be deemed compatible with the maintenance of such accountants’ independence, including compliance with SEC rules and regulations.

Throughout the year, the Audit Committee will review any revisions to the estimates of audit and non-audit fees initially approved.

Required Vote

Ratification of the appointment of KPMG LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, your Audit Committee will review its future selection of our independent registered public accountants.

The Board recommends a vote FOR the ratification of KPMG LLP as our independent registered public accountants.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by SYNNEX under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving SYNNEX’ accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by SYNNEX’ independent registered public accountants and reviewing their reports regarding SYNNEX’ accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board of Directors. SYNNEX’ management is responsible for preparing SYNNEX’ financial statements and the independent registered public accountants are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by SYNNEX’ management and the independent registered public accountants.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accountants. Management represented to the Audit Committee that SYNNEX’ consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.

The Audit Committee reviewed with the independent registered public accountants its judgments as to the quality, not just the acceptability, of its accounting principles and has discussed with the independent registered public accountants the matters required to be discussed by professional standards. The Audit Committee has also received the written disclosures and letter from the independent registered public accountants as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accountants the independence of that firm. Additionally, the Audit Committee considered whether the provision of non-audit services was compatible with maintaining such accountants’ independence. The Audit Committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considered whether those services provided by the independent registered public accountants are compatible with maintaining such accountant independence.

The Audit Committee has discussed with SYNNEX’ internal and independent registered public accountants, with and without management present, their evaluations of SYNNEX’ internal accounting controls and the overall quality of SYNNEX’ financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in SYNNEX’ Annual Report on Form 10-K for the fiscal year ended November 30, 2013, for filing with the SEC.

Respectfully submitted on February 15, 2014, by the members of the Audit Committee of your Board of Directors:

Mr. Gregory Quesnel, Chairman Dr. Hau Lee Ms. Andrea Zulberti

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2015 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Corporate Secretary no later than October 31, 2014. Proposals we receive after that date will not be included in the Proxy Statement. We urge stockholders to submit proposals by Certified Mail—Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2015 Annual Meeting of Stockholders will be ineligible for presentation at the 2015 Annual Meeting of Stockholders unless the stockholder gives timely notice of the proposal in writing to the Corporate Secretary of SYNNEX at the principal executive offices of SYNNEX. Under our Bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, us not less than 50 nor more than 75 days prior to the next Annual Meeting of Stockholders; provided, however, that in the event that less than 65 days’ notice or prior public disclosure of the date of the next Annual Meeting of Stockholders is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the earlier of (a) the close of business on the 15th day following the day on which such notice of the date of the next Annual Meeting of Stockholders was mailed or such public disclosure was made, whichever first occurs, and (b) two (2) days prior to the date of the next Annual Meeting of Stockholders.

The stockholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business; (c) the class and number of shares of our securities that are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by such stockholder pursuant to proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

You may obtain a copy of the current rules for submitting stockholder proposals from the SEC at:

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, DC 20549

or through the Commission’s Internet web site: www.sec.gov. Request SEC Release No. 34-40018, May 21, 1998.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year ended November 30, 2013.

OTHER MATTERS

The Board of Directors does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting of Stockholders, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors,

/s/ Simon Y. Leung
Simon Y. Leung Senior Vice President, General Counsel and Corporate Secretary

Fremont, California

February 28, 2014

SYNNEX’ 2013 Annual Report has been mailed with this Proxy Statement. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to SYNNEX Corporation at 44201 Nobel Drive, Fremont, California 94538, Attention: Investor Relations. The request must include a representation by the stockholder that as of February 10, 2014, the stockholder was entitled to vote at the Annual Meeting of Stockholders.

Appendix A

SYNNEX CORPORATION

2014 EMPLOYEE STOCK PURCHASE PLAN

Effective October 1, 2014

SECTION 6 Withdrawal From The Plan		7

(a)	Withdrawal	7
(b)	Re-enrollment After Withdrawal	7

SECTION 7 Change In Employment Status		8

(a)	Termination of Employment	8
(b)	Leave of Absence	8
(c)	Death	8

SECTION 8 Plan Accounts And Purchase Of Shares		8

(a)	Plan Accounts	8
(b)	Purchase Price	8
(c)	Number of Shares Purchased	8
(d)	Available Shares Insufficient	9
(e)	Issuance of Stock	9
(f)	Unused Cash Balances	9
(g)	Stockholder Approval	9

SECTION 9 Limitations On Stock Ownership		9

(a)	Five Percent Limit	9
(b)	Dollar Limit	10

SECTION 10 Rights Not Transferable		10

SECTION 11 No Rights As An Employee		10

SECTION 12 No Rights As A Stockholder		10

SECTION 13 Securities Law Requirements		11

SECTION 14 Stock Offered Under The Plan		11

(a)	Authorized Shares	11
(b)	Antidilution Adjustments	11
(c)	Reorganizations	11

SECTION 15 Amendment Or Discontinuance		11

SECTION 16 Execution		12

SYNNEX CORPORATION

2014 EMPLOYEE STOCK PURCHASE PLAN

(Effective October 1, 2014)

SECTION 1 Purpose Of The Plan.

The Plan was adopted by the Board on January 6, 2014. The purpose of the Plan is to provide Eligible Employees with an opportunity to increase their proprietary interest in the success of the Company by purchasing Stock from the Company on favorable terms and to pay for such purchases through payroll deductions. The Plan is intended to qualify under section 423 of the Code.

SECTION 2 Definitions.

(a) “Board” means the Board of Directors of the Company, as constituted from time to time.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Committee” means the Compensation Committee of the Board, as described in Section 3.

(d) “Company” means SYNNEX Corporation, a Delaware Corporation.

(e) “Compensation” means (i) the compensation paid in cash to a Participant by a Participating Company, including salaries, wages, incentive compensation, commissions, bonuses, overtime pay and shift premiums, plus (ii) any pre-tax contributions made by the Participant under section 401(k) or 125 of the Code. “Compensation” shall exclude all non-cash items, moving or relocation allowances, cost-of-living equalization payments, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance pay, fringe benefits, contributions or benefits received under employee benefit plans, income attributable to the exercise of stock options, and similar items. The Committee shall determine whether a particular item is included in Compensation.

(f) “Corporate Reorganization” means:

(i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization in which the Company’s stockholders immediately prior thereto own less than 50% of the voting securities of the Company (or its successor or parent) immediately thereafter; or

(ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company.

(g) “Effective Date” means October 1, 2014.

(h) “Eligible Employee” means any employee of a Participating Company, whose customary employment is for more than five (5) months per calendar year and for more than twenty (20) hours per week, other than those individuals ranked assistant vice president or higher within a Participating Company who qualify as “highly compensated employees” under Section 414(q) of the Code.

The foregoing notwithstanding, an individual shall not be considered an Eligible Employee if his or her participation in the Plan is prohibited by the law of any country which has jurisdiction over him or her or if he or she is subject to a collective bargaining agreement that does not provide for participation in the Plan.

(i)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j)	“Fair Market Value” means the fair market value of a share of Stock, determined by the Committee as follows:

(i) If Stock was traded on any established national securities exchange including the New York Stock Exchange or the Nasdaq Global Market on the date in question, then the Fair Market Value shall be equal to the closing price as quoted on such exchange (or the exchange with the greatest volume of trading in the Stock) on such date;

(ii) If the foregoing provision is not applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

For any date that is not a Trading Day, the Fair Market Value of a share of Stock for such date shall be determined by using the closing sale price for the immediately preceding Trading Day. Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in the Wall Street Journal or as reported directly to the Company by a stock exchange or Nasdaq. Such determination shall be conclusive and binding on all persons.

(k) “Offering” means the grant of options to purchase shares of Stock under the Plan to Eligible Employees.

(l) “Offering Date” means the first day of an Offering Period.

(m) “Offering Period” means a period with respect to which the right to purchase Stock may be granted under the Plan, as determined pursuant to Section 4(a).

(n) “Participant” means an Eligible Employee who elects to participate in the Plan, as provided in Section 4(b).

(o) “Participating Company” means (i) the Company and (ii) each present or future Subsidiary designated by the Committee as a Participating Company.

(p) “Plan” means this SYNNEX Corporation 2014 Employee Stock Purchase Plan, as it may be amended from time to time.

(q) “Plan Account” means the account established for each Participant pursuant to Section 8(a).

(r) “Predecessor Plan” means the SYNNEX Corporation 2003 Employee Stock Purchase Plan, as amended.

(s) “Purchase Date” means one or more dates during an Offering on which shares of Stock may be purchased pursuant to the terms of the Offering.

(t) “Purchase Price” means the price at which Participants may purchase shares of Stock under the Plan, as determined pursuant to Section 8(b).

(u) “Stock” means the Common Stock of the Company.

(v) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(w) “Trading Day” means a day on which the national stock exchange on which the Stock is traded is open for trading.

SECTION 3 Administration Of The Plan.

(a) Committee Composition. The Plan shall be administered by the Committee. The Committee shall consist exclusively of one or more directors of the Company, who shall be appointed by the Board.

(b) Committee Responsibilities. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. Any decision reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made at a meeting duly held. The Committee’s determinations under the Plan, unless otherwise determined by the Board, shall be final and binding on all persons. The Company shall pay all expenses incurred in the administration of the Plan. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation. The Committee may adopt such rules, guidelines and forms as it deems appropriate to implement the Plan, including sub plans which the Committee may establish (which need not qualify under section 423 of the Code) for the purpose of (i) facilitating participation in the Plan by non-U.S. employees in compliance with foreign laws and regulations without affecting the qualification of the remainder of the Plan under section 423 of the Code or (ii) qualifying the Plan for preferred tax treatment under foreign tax laws (which sub plans, at the Committee’s discretion, may provide for allocations of the authorized Shares reserved for issue under the Plan as set forth in Section 14(a)). The rules of such sub plans may take precedence over other provisions of the Plan, with the exception of Section 14(a), but unless otherwise superseded by the terms of such sub plan, the provisions of the Plan shall govern the operation of such sub plan. Alternatively and in order to comply with the laws of a foreign jurisdiction, the Committee shall have the power, in its discretion, to grant options in an Offering to citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) that provide terms which are less favorable than the terms of options granted under the same Offering to employees resident in the United States, subject to compliance with section 423 of the Code. Notwithstanding anything to the contrary in the Plan, the Board may, in its sole discretion, at any time and from time to time, resolve to administer the Plan. In such event, the Board shall have all of the authority and responsibility granted to the Committee herein.

SECTION 4 Enrollment And Participation.

(a) Offering Periods. Unless otherwise determined by the Committee, four Offering Periods shall commence in each calendar year. The Offering Periods shall consist of 3-month periods, unless otherwise determined by the Committee, commencing on January 1, April 1, July 1, and October 1 of each year. The first Offering Period shall commence on October 1, 2014. The Committee may specify additional terms and conditions that apply to an Offering, including, but not limited to, limits on the number of shares purchasable by a Participant or by all Participants in the aggregate during the Offering Period. In each case, such terms and conditions shall be subject to the terms and conditions of the Plan and the requirements of section 423 of the Code, including the requirement that all Eligible Employees have the same rights and privileges. The Committee shall have the discretion to provide for the automatic termination of an Offering following any Purchase Date on which the Fair Market Value of a share of Stock is equal to or less than the Fair Market Value of a share of Stock on the Offering Date, and for the Participants in the terminated Offering to be automatically re-enrolled in a new Offering that commences immediately after such Purchase Date.

(b) Enrollment. Any individual who, on the day preceding the first day of an Offering Period, qualifies as an Eligible Employee may elect to become a Participant in the Plan for such Offering Period by executing the enrollment form prescribed for this purpose by the Committee. The enrollment form shall be filed with the Company at the prescribed location not later than fifteen (15) days prior to the commencement of such Offering Period.

(c) Duration of Participation. Once enrolled in the Plan, a Participant shall continue to participate in the Plan until he or she ceases to be an Eligible Employee or withdraws from the Plan under Section 6(a). A Participant who withdrew from the Plan under Section 6(a) may again become a Participant, if he or she then is an Eligible Employee, by following the procedure described in Subsection (b) above. A Participant whose employee contributions were discontinued automatically under Section 9(b) shall automatically resume participation at the beginning of the earliest Offering Period ending in the next calendar year, if he or she then is an Eligible Employee. When a Participant reaches the end of an Offering Period but his or her participation is to continue, then such Participant shall automatically be re-enrolled for the Offering Period that commences immediately after the end of the prior Offering Period.

SECTION 5 Employee Contributions.

(a) Frequency of Payroll Deductions. A Participant may purchase shares of Stock under the Plan solely by means of payroll deductions. Payroll deductions, subject to the provisions of Subsection (b) below or as otherwise provided by the Committee, shall occur on each payday during participation in the Plan.

(b) Amount of Payroll Deductions. An Eligible Employee shall designate on the enrollment form the portion of his or her Compensation that he or she elects to have withheld for the purchase of Stock. Unless otherwise determined by the Committee, such portion shall be a whole percentage of the Eligible Employee’s Compensation, but not less than 1% nor more than 15%. In addition, unless otherwise determined by the Committee, the amount of an Eligible Employee’s Compensation that may be withheld for the purchase of Stock shall not exceed $10,000 per calendar year. No payroll deduction will be made unless a Participant timely files the proper form with the Company after a registration statement covering the Stock is filed and effective under the Securities Act of 1933, as amended.

(c) Changing Withholding Rate. A Participant may not increase the rate of payroll withholding during a then-current Offering Period, but may, unless otherwise provided under the terms and conditions of an Offering, discontinue or decrease the rate of payroll withholding to a whole percentage of his or her Compensation for such Offering Period by filing a new enrollment form with the Company at the prescribed location at any time. The new withholding rate shall be effective as soon as reasonably practicable after such form has been received by the Company. A Participant may also increase or decrease the rate of payroll withholding effective for a new Offering Period by filing a new enrollment form with the Company at the prescribed location and time. Unless otherwise provided under the terms and conditions of the applicable Offering, the new withholding rate shall be a whole percentage of the Eligible Employee’s Compensation, but not less than 1% nor more than 15%.

(d) Discontinuing Payroll Deductions. If a Participant wishes to discontinue employee contributions entirely, he or she may do so by withdrawing from the Plan pursuant to Section 6(a). In addition, employee contributions may be discontinued automatically pursuant to Section 9(b).

(e) Limit on Number of Elections. The Committee may limit the number of elections that a Participant may make under Subsection (c) or (d) above during any Offering Period.

SECTION 6 Withdrawal From The Plan.

(a) Withdrawal. A Participant may elect to withdraw from the Plan by filing the prescribed form with the Company at the prescribed location. Such withdrawal may be elected at any time before the applicable Purchase Date, except as otherwise provided by the Committee. As soon as reasonably practicable thereafter, payroll deductions shall cease and the entire amount credited to the Participant’s Plan Account shall be refunded to him or her in cash, without interest. No partial withdrawals shall be permitted.

(b) Re-enrollment After Withdrawal. A former Participant who has withdrawn from the Plan shall not be a Participant until he or she re-enrolls in the Plan under Section 4(b). Re-enrollment may be effective only at the commencement of an Offering Period.

SECTION 7 Change In Employment Status.

(a) Termination of Employment. Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 6(a). A transfer from one Participating Company to another shall not be treated as a termination of employment.

(b) Leave of Absence. For purposes of the Plan, employment shall not be deemed to terminate when the Participant goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. Employment, however, shall be deemed to terminate ninety (90) days after the Participant goes on a leave, unless a contract or statute guarantees his or her right to return to work. Employment shall be deemed to terminate in any event when the approved leave ends, unless the Participant immediately returns to work.

(c) Death. In the event of the Participant’s death, the amount credited to his or her Plan Account shall be paid to a beneficiary designated by him or her for this purpose on the prescribed form or, if none, to the Participant’s estate. Such form shall be valid only if it was filed with the Company at the prescribed location before the Participant’s death.

SECTION 8 Plan Accounts And Purchase Of Shares.

(a) Plan Accounts. The Company shall maintain a Plan Account on its books in the name of each Participant. Whenever an amount is deducted from the Participant’s Compensation under the Plan, such amount shall be credited to the Participant’s Plan Account. Amounts credited to Plan Accounts shall not be trust funds and may be commingled with the Company’s general assets and applied to general corporate purposes. No interest shall be credited to Plan Accounts.

(b) Purchase Price.

(i) The Purchase Price for each share of Stock purchased during an Offering Period shall not be less than the lesser of:

(A) 95% of the Fair Market Value of such share on the Purchase Date;

or

(B) 95% of the Fair Market Value of such share on the Offering Date.

(c) Number of Shares Purchased. As of each Purchase Date, each Participant shall be deemed to have elected to purchase the number of shares of Stock calculated in accordance with this Subsection (c), unless the Participant has previously elected to withdraw from the Plan in accordance with Section 6(a). The amount then in the Participant’s Plan Account shall be divided by the Purchase Price, and the number of shares that results shall be purchased from the Company with the funds in the Participant’s Plan Account. The foregoing notwithstanding, unless otherwise specified by the Committee for the applicable Offering Period, no Participant shall purchase more than 625 shares of Stock with respect to any Offering Period, nor more than the amounts of Stock set forth in Sections 9(b) and 14(a). Any fractional share, as calculated under this Subsection (c), shall be rounded down to the next lower whole share. For each

Offering Period, the Committee shall have the authority to establish additional limits on the number of shares purchasable by all Participants in the aggregate. Unless otherwise specified by the Committee, the only Purchase Date in any Offering Period shall be the last day of such Offering Period.

(d) Available Shares Insufficient. In the event that the aggregate number of shares that all Participants elect to purchase during an Offering Period exceeds the maximum number of shares remaining available for issuance under Section 14(a), or which may be purchased pursuant to any additional aggregate limits imposed by the Committee, then the number of shares to which each Participant is entitled shall be determined by multiplying the number of shares available for issuance by a fraction, the numerator of which is the number of shares that such Participant has elected to purchase and the denominator of which is the number of shares that all Participants have elected to purchase.

(e) Issuance of Stock. Certificates representing the shares of Stock purchased by a Participant under the Plan shall be issued to him or her as soon as reasonably practicable after the applicable Purchase Date, except that the Committee may determine that such shares shall be held for each Participant’s benefit by a broker designated by the Committee (unless the Participant has elected that certificates be issued to him or her). Shares may be registered in the name of the Participant or jointly in the name of the Participant and his or her spouse as joint tenants with right of survivorship or as community property.

(f) Unused Cash Balances. An amount remaining in the Participant’s Plan Account that represents the Purchase Price for any fractional share shall be carried over in the Participant’s Plan Account to the next Offering Period or refunded to the Participant in cash, without interest, if his or her participation is not continued. Any amount remaining in the Participant’s Plan Account that represents the Purchase Price for whole shares that could not be purchased by reason of Subsection (c) or (d) above, Section 9(b) or Section 14(a) shall be refunded to the Participant in cash, without interest.

(g) Stockholder Approval. The Plan shall be submitted to the stockholders of the Company for their approval within twelve (12) months after the date the Plan is adopted by the Board. Any other provision of the Plan notwithstanding, no shares of Stock shall be purchased under the Plan unless and until the Company’s stockholders have approved the adoption of the Plan.

SECTION 9 Limitations On Stock Ownership.

(a) Five Percent Limit. Any other provision of the Plan notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if such Participant, immediately after his or her election to purchase such Stock, would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any parent or Subsidiary of the Company. For purposes of this Subsection (a), the following rules shall apply:

(i) Ownership of stock shall be determined after applying the attribution rules of section 424(d) of the Code;

(ii) Each Participant shall be deemed to own any stock that he or she has a right or option to purchase under this or any other plan; and

(iii) Each Participant shall be deemed to have the right to purchase up to the maximum number of shares of Stock that may be purchased by a Participant under this Plan under the individual limit specified pursuant to Section 8(c) with respect to each Offering Period.

(b) Dollar Limit. Any other provision of the Plan notwithstanding, no Participant shall accrue the right to purchase Stock at a rate which exceeds $25,000 of Fair Market Value of such Stock per calendar year (under this Plan and all other employee stock purchase plans of the Company or any parent or Subsidiary of the Company), determined in accordance with the provisions of section 423(b)(8) of the Code and applicable Treasury Regulations promulgated thereunder.

For purposes of this Subsection (b), the Fair Market Value of Stock shall be determined as of the beginning of the Offering Period in which such Stock is purchased. Employee stock purchase plans not described in section 423 of the Code shall be disregarded. If a Participant is precluded by this Subsection (b) from purchasing additional Stock under the Plan, then his or her employee contributions shall automatically be discontinued and shall resume at the beginning of the earliest Offering Period ending in the next calendar year (if he or she then is an Eligible Employee).

SECTION 10 Rights Not Transferable.

The rights of any Participant under the Plan, or any Participant’s interest in any Stock or moneys to which he or she may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by beneficiary designation or the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than by beneficiary designation or the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under Section 6(a).

SECTION 11 No Rights As An Employee.

Nothing in the Plan or in any right granted under the Plan shall confer upon the Participant any right to continue in the employ of a Participating Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Participating Companies or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her employment at any time and for any reason, with or without cause.

SECTION 12 No Rights As A Stockholder.

A Participant shall have no rights as a stockholder with respect to any shares of Stock that he or she may have a right to purchase under the Plan until such shares have been purchased on the applicable Purchase Date.

SECTION 13 Securities Law Requirements.

Shares of Stock shall not be issued under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded.

SECTION 14 Stock Offered Under The Plan.

(a) Authorized Shares. The maximum aggregate number of shares of Stock available for purchase under the Plan shall not exceed the sum of (i) the number of shares subject to an offering under the Predecessor Plan as of the Effective Date, to the extent that the offering expires or terminates or the Participant withdraws from the offering without the purchase of such shares; plus (ii) any reserved shares not purchased or subject to an offering under the Predecessor Plan on the Effective Date; plus (iii) 707,727 shares; provided, however, that such sum shall not exceed Seven Hundred Fifty Thousand (750,000) shares. The aggregate number of shares available for purchase under the Plan shall at all times be subject to adjustment pursuant to Section 14.

(b) Antidilution Adjustments. The aggregate number of shares of Stock offered under the Plan, the individual and aggregate Participant share limitations described in Section 8(c) and the price of shares that any Participant has elected to purchase shall be adjusted proportionately by the Committee in the event of any change in the number of issued shares of Stock (or issuance of shares other than Common Stock) by reason of any forward or reverse share split, subdivision or consolidation, or share dividend or bonus issue, recapitalization, reclassification, merger, amalgamation, consolidation, split-up, spin-off, reorganization, combination, exchange of shares of Stock, the issuance of warrants or other rights to purchase shares of Stock or other securities, or any other change in corporate structure or in the event of any extraordinary distribution (whether in the form of cash, shares of Stock, other securities or other property).

(c) Reorganizations. Any other provision of the Plan notwithstanding, immediately prior to the effective time of a Corporate Reorganization, the Offering Period then in progress shall terminate and shares shall be purchased pursuant to Section 8, unless the Plan is assumed by the surviving corporation or its parent corporation pursuant to the plan of merger or consolidation. The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.

SECTION 15 Amendment Or Discontinuance.

The Board (or any committee thereof to which it delegates such authority) shall have the right to amend, suspend or terminate the Plan at any time and without notice. Upon any such amendment, suspension or termination of the Plan during an Offering Period, the Board (or any committee thereof to which it delegates such authority) may in its discretion determine that the applicable Offering shall immediately terminate and that all amounts in the Participant Accounts shall be carried forward into a payroll deduction account for each Participant under a successor plan, if any, or promptly refunded to each Participant. Except as provided in Section 14, any increase in the aggregate number of shares of Stock to be issued under the Plan shall be subject to approval by a vote of the stockholders of the Company. In addition, any other amendment of the Plan shall be subject to approval by a vote of the stockholders of the Company to the extent required by an applicable law or regulation. This Plan shall continue until the earlier to occur of (a) termination of this Plan pursuant to this Section 15 or (b) issuance of all of the shares of Stock reserved for issuance under this Plan.

SECTION 16 Execution.

To record the adoption of the Plan by the Board, the Company has caused its authorized officer to execute the same.

SYNNEX CORPORATION

By:	/s/ Simon Y. Leung
Simon Y. Leung
Senior Vice President, General Counsel and Corporate Secretary

Date:	January 6, 2014

PROXYSYNNEX CORPORATIONPROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSOF THE COMPANY FOR ANNUAL MEETING — MARCH 25, 2014The undersigned hereby constitutes and appoints Kevin Murai, Dennis Polk and Simon Leung, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of SYNNEX CORPORATION to be held at the offices of the Company and at any adjournments thereof and to vote with respect to the proposals set forth on the reverse side all shares of stock of SYNNEX CORPORATION the undersigned is entitled to vote at the Annual Meeting. You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE. Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILLHAVE AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS, FOR PROPOSAL 2, FOR PROPOSAL 3, FORPROPOSAL 4 AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAYPROPERLY COME BEFORE THE ANNUAL MEETING. The proxies cannot vote your shares unless you sign and return this card.(PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.) PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held March 25, 2014. The Proxy Statement and our 2013 Annual Report to Stockholders are available at: www.viewproxy.com/synnex/2014

1. Election of Directors. FOR WITHHOLD 01 – Dwight Steffensen 02 – Kevin Murai 03 – Fred Breidenbach 04 – Hau Lee 05 – Matthew Miau 2.An advisory vote to approve our Executive Compensation. FOR AGAINST ABSTAIN PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE FORWITHHOLD 06 – Dennis Polk 07 – Gregory Quesnel 08 – Thomas Wurster 09 – Duane Zitzner 10 – Andrea Zulberti FOR AGAINST ABSTAIN 3. Approval of the 2014 Employee Stock Purchase Plan. FOR AGAINST ABSTAIN 4. Ratification of the appointment of KPMG LLP as the independent registered public accountants. 5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. I plan on attending the meeting Please sign exactly as your name appears on your stock certificate. If the stock is held by joint tenants or as community property, both should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should give their full titles. Signature of Stockholder Date Signature of Stockholder Date CONTROL NUMBER PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11 digit control number ready when voting by Internet or Telephone INTERNET Vote Your Proxy on the Internet: Go to www.cesvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares. TELEPHONE Vote Your Proxy by Phone: Call 1 (888) 693-8683Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.